Exhibit 10.1
Membership Interest Purchase Agreement
(Waste Services Industries, LLC)
This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of February 15, 2017 (the “Effective Date”), by and between Meridian Waste Solutions, Inc., a New York corporation (“Buyer”), and Waste Services Industries, LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties” and each a “Party.”
BACKGROUND FACTS
Seller owns all legal and beneficial right, title and interest in and to all of the issued and outstanding membership interests of The CFS Group, LLC, a Virginia limited liability company (“CFS Group”), The CFS Group Disposal & Recycling Services, LLC, a Virginia limited liability company (“CFS Disposal”), and RWG5, LLC, a Virginia limited liability company (“RWG5” and together with CFS Group and CFS Disposal, the “Companies” and each a “Company”).
The Companies, collectively, (i) own fee simple title to approximately 200+/- acres of real property located at 45 Old Mansion Road, Lunenburg Virginia, 23952, including all Improvements, structures and fixtures located thereon and appurtenances thereto, as more particularly described in Exhibit A attached hereto (the “Lunenburg Property”), which is operated as a municipal solid waste landfill on the Lunenburg Property having not less than 250,000 cubic yards of useable airspace at Closing (the “Lunenburg Landfill”), together with all applicable state and local Permits, Governmental Authorizations, Consents, Approvals, licenses, and any other permits and approvals necessary or required to own, operate, develop and construct the Lunenburg Landfill; (ii) own fee simple title to (A) approximately 83+/- acres of real property located at 390 Industrial Drive, Petersburg, Virginia, 23803, (B) approximately 2.926+/- acres of real property located at 2053 North Factory Lane, Petersburg, Virginia 23803, and (C) approximately 8.6471+/- acres of real property located at 350 Industrial Drive, Petersburg, Virginia 23803, including all Improvements, structures and fixtures located thereon and appurtenances thereto, as more particularly described in Exhibit B attached here to (the “Petersburg Property”), which the parcel described in the forgoing (A) is operated as a municipal solid waste landfill on the Petersburg Property having not less than 2,477,000 cubic yards of useable airspace at Closing (the “Petersburg Landfill”) and the parcels described in the forgoing (B) and (C) are intended for use in the future expansion of the Petersburg Landfill, together with all applicable state and local Permits, Governmental Authorizations, Consents, Approvals, licenses, and any other permits and approvals necessary or required to own, operate, develop and construct the Petersburg Landfill; (iii) lease approximately 1.265+/- acres of real property located at 337-B Industrial Drive, Petersburg, Virginia, 23803, including all Improvements, structures and fixtures located thereon and appurtenances thereto, as more particularly described in Exhibit C attached here to (the “Transfer Station Property”), which is operated as a municipal solid waste transfer station located on the Transfer Station Property (the “Transfer Station”), together with all applicable state and local Permits, Governmental Authorizations, Consents, Approvals, licenses, and any other permits and approvals necessary or required to own or lease, operate, develop and construct the Transfer Station; (iv) lease warehouse space in two buildings located at 333-B and 333-C Industrial Drive, Petersburg, Virginia 23803, as more particularly described in Exhibit D attached here to (the “Hauling Company Property”), which is operated as a residential, commercial roll-off, and front load solid waste collection, transportation and disposal business (the “Hauling Company Business”), together with all applicable state and local Permits, Governmental Authorizations, Consents, Approvals, licenses, and any other permits and approvals necessary or required to own or lease and operate the Hauling Company Business; and (v) lease warehouse space located at 337 Industrial Drive, Petersburg, Virginia, 23803, as more particularly described in Exhibit E attached hereto (the “DuPont Recycle Property”), which is operated as a recycling facility for DuPont Tyvek post-industrial scrap collected by the Hauling Company Business (the “DuPont Recycle Business”). The Lunenburg Landfill, Petersburg Landfill, Transfer Station, Hauling Company Business and DuPont Recycle Business are collectively, the “Businesses” and each a “Business.” The Lunenburg Property, Petersburg Property, Transfer Station Property, Hauling Company Property and DuPont Recycle Property are collectively, the “Properties” and each a “Property.”

Buyer desires to purchase and acquire from Seller all of the issued and outstanding membership interests of the Companies, and Seller desires to sell all of the issued and outstanding membership interests of the Companies to Buyer, all in accordance with the terms and conditions set forth in this Agreement.
RECITAL OF CONSIDERATION
Now, therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
SECTION 1
DEFINITIONS AND USAGE
1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in Schedule 1.1.
1.2 Interpretation and Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neuter, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”; (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Agreement; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
1.3 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.
1.4 Incorporation by Reference. The Parties agree that the Background Facts set forth above are true and correct and are hereby incorporated herein by this reference.
SECTION 2
PURCHASE OF THE MEMBERSHIP INTERESTS FROM THE SELLER
2.1 Purchase and Sale of Membership Interests. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the membership interests in the Companies, free and clear of all Liens (the “Membership Interests”), for the consideration specified in Section 2.2.

2.2 Consideration. For and in consideration of the sale, assignment, transfer and conveyance of the Membership Interests by Seller, Buyer agrees to pay to Seller, as follows (the “Purchase Price”):
(i) Prior to the execution of this Agreement, Buyer has deposited with Seller the sum of One Million Five Hundred Thousand and 00/100 DOLLARS ($1,500,000.00) (the “Deposit”). The Deposit has been used by Seller to pay the amounts set forth on Schedule 2.2(i) to the parties set forth on Schedule 2.2(i).
(ii) At the Closing, Forty Million and no/100 Dollars ($40,000,000.00) (the “Cash Purchase Price”), less the Deposit and amounts payable pursuant to Section 2.4 and subject to the Working Capital Adjustment set forth at shall be delivered by Buyer to Seller by wire transfer pursuant to the wiring instructions set forth on Schedule 2.2(ii).
(iii) Five Hundred Thousand and no/100ths (500,000.00) shares of Buyer’s restricted voting common stock, par value $0.025 per share (the “Purchase Price Shares”), shall be issued to Seller at Closing.
(iv)            The Purchase Price shall be allocated in accordance with Schedule 2.2(iv). After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.2(iv) for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.
2.3 Closing Date. Unless Buyer and Seller otherwise agree, the purchase and sale of the Membership Interests will take place by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier) to the offices of Richard J. Dreger, located at 11660 Alpharetta Highway, Building 700, Suite 730, Roswell, Georgia 30076, and will occur within five Business Days after satisfaction of the required conditions as set forth in this Agreement (“Closing Date” or “Closing”). At Closing, all of Seller’s right, title and interest in and to the Membership Interests and in any such right, title or interest that Seller may have or had with respect to the Businesses will be transferred and conveyed to Buyer free and clear of all Liens.
2.4           Payment of Current Seller Liabilities; Retained Liabilities. Schedule 2.4 (to be updated immediately prior to Closing) lists (i) the amount of the aggregate Indebtedness of the Companies outstanding on the Closing Date, all of which is to be paid at the Closing together with all prepayment penalties and costs incurred or to be incurred in connection with the repayment of any such Indebtedness; (ii) the aggregate amount of all undischarged judgments against the Companies; (iii) the aggregate amount of all obligations secured by Tax Liens against the Companies as of the Closing Date; (iv) the total of the aggregate mortgage debt secured by, and the judgment Liens encumbering, and the federal Tax Liens filed against, any of the Assets, including the Properties as of the Closing Date, (v) any obligation of the Companies as of the Closing Date to reimburse or advance amounts to any officer, director, manager, employee or agent of the Companies, (vi) all Accounts Payable for goods or services received by or performed for the benefit of the Companies entirely prior to the Closing Date, and (vii) the amount of any and all accrued obligations of the Companies as of the Closing Date pursuant to: any employment, severance, retention or termination agreement or Contract to which any Company is a party, any bonus program or plan of any Company, all Employee Benefit Plans of the Companies and all other employee benefit plans and other employee benefits with respect to employees of any Company, and any Company obligation relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for the current or former employees of the Companies (subsections (i)-(vii) collectively, “Current Seller Liabilities” and each a “Current Seller Liability”); (viii) any Liability arising out of or relating to services performed by the Companies in connection with the Businesses entirely before the Closing Date; (ix) any Liability under any Company Contract that arises after the Closing Date out of or relating to any Breach or other action that occurred entirely before the Closing Date; (x) any Liability under any Excluded Contract; (xi) any Liability for (A) any Taxes relating to or arising as a result of the operation of the Businesses prior to the Closing Date, and (B) any Tax Liability of Seller that will arise as a result of the sale of the Membership Interests pursuant to this Agreement; (xii) (A) any Liability arising out of or relating to any Company employee grievance arising out of or relating to events or actions that occurred entirely before Closing, and (B) any Liability to indemnify, reimburse or advance amounts to any officer, director, member, manager, employee or agent of the Companies arising out of or relating to events or actions that occurred entirely before Closing; (xiii) any Liability arising out of any Current Litigation Matters; and (xiv) any Liability of Seller or the Companies based upon Seller’s acts occurring after the Closing Date (collectively, subsections (viii) – (xiv) the “Retained Liabilities”). Schedule 2.4, when delivered and updated at Closing by the Parties, will include wire transfer instructions for creditors holding Indebtedness and any other Current Seller Liabilities, and attached to Schedule 2.4 will be pay-off letters or instructions from such creditors or other payees. On or prior to the Closing, Seller will pay all Current Seller Liabilities not previously discharged by Seller by deduction from the Purchase Price the amounts listed on Schedule 2.4 and pursuant to the pay-off letters or instructions from such creditors attached to Schedule 2.4. Following the Closing, Seller will promptly obtain and file all applicable Lien discharges for any Lien encumbering any Asset from all applicable creditors and deliver copies of such filings to Buyer. All Current Seller Liabilities and Retained Liabilities shall remain the exclusive responsibility of Seller and will be assigned to, retained, paid, performed and discharged exclusively by Seller and will not be retained by the Companies nor assumed or acquired by, or conveyed or transferred to, Buyer or any Related Person of Buyer.

2.5 Closing Obligations.
(a) Deliveries by Seller. At the Closing, Seller will deliver to Buyer: (i) the various certificates, instruments, and documents referred to in Section 6.1.
(b) Deliveries by Buyer. At the Closing, Buyer will deliver to Seller: (i) the various certificates, instruments, and documents referred to in Section 6.2; and (ii) the applicable consideration specified in Section 2.2.
2.6
Working Capital Adjustments. The Cash Purchase Price shall be adjusted by the “Working Capital Adjustment”, which shall be determined as follows:
(i)           Increased by the following amounts:

A.
Prepaid items representing the expenses incurred by the Companies in the Ordinary Course of Business prior to the Closing Date for services to be performed or goods to be received, in whole or in part, after the Closing Date, as set forth on Schedule 2.6(i)(A).
B.
Outstanding Accounts Receivable of the Companies as of the Closing Date, which are set forth on Schedule 2.6(i)(B). For the purposes of calculating the Estimated Working Capital Adjustment, the outstanding Accounts Receivable of the Companies as of the Closing Date shall be based upon the following aging categories and amounts:

(1)
95% of the Accounts Receivables outstanding for 30 days or less as of the Closing Date;

(2)
70% of the Accounts Receivables outstanding for more 30 days but less than 60 days as of the Closing Date; and

(3)
25% of the Accounts Receivables outstanding for more 60 days but less than 90 days as of the Closing Date.

Notwithstanding the foregoing calculation method with respect to the Estimated Working Capital Adjustment, for the purposes of calculating the Final Working Capital Determination and the Final Statement, the value of the outstanding Accounts Receivable of the Companies as of the Closing Date shall equal the amounts actually collected within 90 days after the Closing Date with respect to the specific Accounts Receivable set forth on Schedule 2.6(i)(B).

 (ii)           Decreased by the following amounts:

A.
The amount of any deferred revenue or prepaid income for services to be performed in connection with the Ordinary Course of Business of the Companies on or after the Closing Date as described on Schedule 2.6(ii)(A).

B.
The amounts set forth on Schedule 2.6(ii)(B) which constitute the remaining amounts to be paid on or after the Closing Date for the current terms of the equipment leases described on Schedule 2.6(ii)(B).

Five (5) business days prior to the Closing, Seller shall have delivered to Buyer the estimated Working Capital Adjustment (the “Estimated Working Capital Adjustment”), which shall be attached to this Agreement as Schedule 2.6 used for determining the preliminary amount of the Working Capital Adjustment paid to Seller at Closing.
Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller: (i) a balance sheet as of the Closing Date (the “Closing Date Balance Sheet”), and (ii) a statement reflecting Buyer’s determination of the Working Capital Adjustment as of the Closing Date (the “Final Working Capital Determination”) and the calculation thereof (the “Final Statement”). Buyer shall provide Seller with access to copies of all work papers and other relevant documents to verify the entries contained in the Closing Date Balance Sheet and the Final Statement. Seller shall have a period of thirty (30) calendar days after delivery of the Closing Date Balance Sheet and the Final Statement to review them and make any written objections Seller may have in writing to Buyer. If written objections to the Closing Date Balance Sheet and Final Statement are delivered to Buyer within such thirty (30) day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by Seller within such thirty (30) day period, the Final Net Working Capital Determination shall be deemed accepted by Seller and the Purchase Price shall be adjusted by the amount of the Working Capital Adjustment pursuant to the Final Statement.
If disputes with Final Working Capital Determination cannot be resolved by Buyer and Seller within thirty (30) calendar days after the delivery of Seller’s objections to the Closing Date Balance Sheet or the Final Statement, then the specific matters in dispute (the “Disputed Amounts”), along with each party’s written calculation of the Final Working Capital Determination, the Closing Date Balance Sheet, the Final Statement, Seller’s written objections, and all work papers related thereto (the “Determination Materials”) shall be submitted to an independent certified accounting firm (the “Accounting Arbitrator”) with an office in Richmond, Virginia mutually agreed to by the Parties. The Accounting Arbitrator shall review the Determination Materials and shall determine, in accordance with this paragraph, the Final Working Capital Determination (and any adjustment, if any, shall only be based upon the Disputed Amounts), which may not be outside the range comprised of the parties Final Working Capital Determinations, and which shall be final, binding and non-appealable. Within five (5) calendar days after delivery of such opinion to Buyer and Seller, the Purchase Price shall be adjusted by the amount of the Final Working Capital Determination by the Accounting Arbitrator. All fees and other costs charged by the Accounting Arbitrator shall be borne based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

If the Final Net Working Capital Determination is less than the Estimated Working Capital Adjustment, Seller shall pay the amount of such shortfall to Purchaser within ten (10) days of the deemed acceptance of the Final Net Working Capital Determination or the receipt of the Final Working Capital Determination from the Accounting Arbitrator, as the case may be. If the Final Net Working Capital Determination is greater than the Estimated Working Capital Adjustment, Purchaser shall pay Seller the amount of such difference within ten (10) days of the deemed acceptance of the Final Net Working Capital Determination or the receipt of the Final Working Capital Determination from the Accounting Arbitrator, as the case may be. The parties shall make any deliveries or payment required by this Section 2.6 within ten (10) days after (i) any undisputed portion of the Final Net Working Capital Determination is deemed accepted by Seller, and (ii) for the Disputed Amounts, the determination of the Final Working Capital Determination. Any payments made pursuant to this paragraph shall be treated for all purposes as an adjustment to the Purchase Price.

In the event any amount from any of the Accounts Receivable set forth on Schedule 2.6(i)(B) is not actually collected by the Companies within 90 days after the Closing Date (and the failure of such collection is taken into account in connection with the Final Working Capital Determination) but is subsequently collected by the Companies, the Companies shall pay such amount to Seller within 5 Business Days of receipt thereof. The Companies shall bill and send invoices with respect to all Accounts Receivable set forth on Schedule 2.6(i)(B) in the ordinary course consistent with the past practice of the Companies but shall have no further duties to collect such Accounts Receivable. All amounts collected by the Companies from any customer or affiliate of a customer owing amounts related to any of the Accounts Receivable set forth on Schedule 2.6(i)(B) shall apply to the oldest outstanding invoices of such customer or its affiliate first.

2.7 Closing Costs; Expenses.
(a) Seller agrees to pay all documentary stamp tax or other transfer taxes relating to the transfer of the Membership Interests to Buyer. Seller shall be solely responsible for all State or Federal income Taxes or similar Taxes imposed on Seller as a result of the Contemplated Transactions. Seller acknowledges and agrees that neither the Buyer nor the Companies shall have a duty or obligation to pay any Taxes attributable to Seller as a result of the purchase and sale of the Membership Interests.
(b) Each Party shall be solely responsible for any legal or accounting fees, brokerage or finders’ fees or agents’ commissions or other similar payments incurred by or agreed to by such Party in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.
(c) Property taxes, transaction privilege taxes and periodic fees, if any, related to the ownership or operation of the Property, Assets or the Business (but not State or Federal income taxes) and all other applicable taxes and assessments related to the Assets, Businesses and Properties will be prorated; provided, however, that if the rate and/or amount of the taxes for the year of the Closing are not available on the Closing Date, such taxes will be prorated based upon the prior tax year’s assessment. Seller will be responsible for all such taxes attributable to the Assets, Business and Property through the Closing Date and Buyer will be responsible for all such taxes attributable to the Assets from and after the Closing Date. If Buyer undertakes any dispute, protest or request for reassessment with respect to all or any portion of taxes for the tax year in which the Closing occurs, or any previous year, any refund relating to any previous year will be the property of Seller, and any refund relating to the tax year in which the Closing occurs (reduced by the out-of-pocket costs incurred in regard to such dispute, protest or request for reassessment) will be prorated between Seller and Buyer as of the Closing Date.
(d) Payroll obligations, including salaries and payroll taxes will be prorated at Closing.
SECTION 3
REPRESENTATIONS AND WARRANTIES CONCERNING
PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS OF THE COMPANIES
3.1 Representations and Warranties of Seller. In order to induce Buyer to enter into this Agreement and consummate the Contemplated Transactions, Seller represents and warrants to Buyer as follows:
(a) Organization of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except those jurisdictions where the failure to qualify would not have a Material Adverse Effect.

(b) Authorization of Transaction. Seller has full power and legal capacity to execute and deliver this Agreement, and all other agreements and written instruments to which Seller is a party as contemplated hereby, and to perform its obligations hereunder and thereunder. This Agreement, and such other agreements and written instruments, constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller. Seller has all right, power and capacity to execute and deliver this Agreement, and all other agreements, documents and written instruments to be executed by Seller in connection with the Contemplated Transactions, and to perform its obligations under this Agreement and all such other agreements, documents and written instruments.
(c) No Conflict with Restrictions; No Default. Except as set forth on Schedule 3.1(c), neither the execution, delivery, and performance of this Agreement nor Seller’s performance of and compliance with the terms and provisions contemplated hereby (i) will conflict with, violate, or result in a Breach of any of the terms, covenants, conditions, or provisions of any Legal Requirements in effect on the date hereof applicable to, or any Order, Consent or Governmental Authorization of any Governmental Body directed to, or binding on Seller, (ii) will conflict with, violate, result in a Breach of, or constitute a default under any of the terms, conditions, or provisions of any agreement or instrument to which, Seller is a party or by which Seller is or may be bound or to which any of their properties or assets is subject, (iii) will conflict with, violate, result in a Breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any Consent under any indenture, mortgage, lease agreement, or instrument to which either Seller is a party or by which Seller or Seller’s property or assets is or may be bound, or (iv) will result in the creation or imposition of any Lien upon any of the Properties or Assets of the Companies, or upon the Membership Interests, or cause Buyer (or any Related Person thereof) or the Companies to become subject to, or to become liable for the payment of, any Tax.
(d) Consents; Governmental Authorizations. Except as set forth on Schedule 3.1(d), Seller is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by Seller under this Agreement or the consummation by Seller of any transaction contemplated hereby will be completed, made, or obtained on or before the Closing Date.
(e) Litigation. Except as set forth in Schedule 3.1(e), there are no Proceedings pending or, to the Knowledge of Seller and the Companies, threatened against or affecting Seller or any of their properties, assets, rights, or businesses in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Seller’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect on the Companies; and Seller has not received any currently effective notice of any default, and Seller is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair Seller’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect on the Companies.
(f) Brokers’ Fees. Seller has no obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.
(g) Membership Interests. As of the Closing Date, Seller will hold of record and will own beneficially all of the issued and outstanding Membership Interests of the Companies as described in Section 4.2, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Membership Interests or other equity interests of the Companies (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Membership Interests of the Companies. At Closing, upon payment of the Purchase Price as herein provided pursuant to Section 2.2, good and valid title to the Membership Interests described in Section 4.2 will pass to Buyer, free and clear of all Liens, restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

(h) Exempt Transaction. Assuming the accuracy of the representations and warranties of Buyer set forth in Section 3.2, the sale and exchange of the Membership Interests of the Companies as contemplated herein will be exempt from the registration requirements of the Securities Act, and will be exempt from registration and qualification under the registration or qualification requirements of all applicable state securities laws. Seller has not taken and will not take any action that would cause the loss of any such exemption. Assuming the accuracy of the representations and warranties of Buyer set forth in Section 3.2, the sale and exchange of the Membership Interests of the Companies as contemplated herein will comply with all applicable Legal Requirements.
3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete:
(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except those jurisdictions where the failure to qualify would not have a Material Adverse Effect.
(b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement, and all other agreements and written instruments to which Buyer is a party as contemplated hereby, and to perform its obligations hereunder and thereunder. This Agreement, and such other agreements and written instruments, constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer. Buyer has all right, power and capacity to execute and deliver this Agreement, and all other agreements, documents and written instruments to be executed by Buyer in connection with the Contemplated Transactions, and to perform its obligations under this Agreement and all such other agreements, documents and written instruments.
(c) Notices and Consents. Except as set forth on Schedule 3.2(c), Buyer is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.
(d) Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its properties, assets, rights, or businesses in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement; and Buyer has not received any currently effective written notice of any default, and Buyer is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair Buyer’s ability to perform its obligations under this Agreement.
(e)           Taxes and Tax Returns. Except as shown on Schedule 3.2(e), each of Buyer and its subsidiaries has duly and timely filed (including all applicable extensions) all material Tax returns required to be filed by it on or before the Effective Date (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as shown on Schedule 3.2(e), there are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

(f)    Environmental Liability. Except as disclosed in the SEC Documents, there are no legal, administrative, arbitral or other Proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Buyer or any of its subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including CERCLA, pending or, to Buyer’s Knowledge, threatened against Buyer or any of its subsidiaries. To the Knowledge of Buyer, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any governmental entity or any third party that would give rise to any liability or obligation on the part of Buyer or any of its subsidiaries. Neither Buyer nor any of its subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any governmental entity or third party imposing any liability or obligation with respect to any of the foregoing.

(g)         Brokers’ Fees. Buyer has no obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.
(h)         Purchase for Investment. Buyer is acquiring the Membership Interests for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Buyer acknowledges that the Membership Interests have not been registered under the Securities Act.
(i)         Investor Qualifications. Buyer: (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Membership Interests; (ii) is able to bear the complete loss of its investment in the Membership Interests; (iii) has had the opportunity to ask questions of the Seller and each of the Companies and their management concerning the terms and conditions of the Membership Interests, the business of each of the Companies, the Companies’ ownership and use of their respective assets, estimates and judgments utilized and relied upon by the Companies in preparing their financial statements; (iv) has had the opportunity to obtain additional information about each of the Companies and its business and all of Buyer’s questions have been answered to its satisfaction; and (v) is otherwise an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.
(j)           Capitalization. The authorized capital stock of Buyer consists of 75,000,000 shares of common stock, par value $0.025 per share, of which 6,438,112 shares were issued and outstanding as of the Effective Date. The Purchase Price Shares have been duly authorized and when issued and delivered to Seller at the Closing, will be validly issued, fully paid and non-assessable. All of the Purchase Price Shares to be issued to Seller in accordance with this Agreement will be issued and delivered by Buyer in compliance with all applicable state and federal laws concerning the issuance of securities and none of the Purchase Price Shares will be issued in violation of the preemptive rights of any shareholder of Buyer.

(k)           Preemptive Rights. Except as disclosed in the SEC Documents (as hereinafter defined), there are no preemptive or similar rights on the part of any holders of any class of securities of Buyer. Except as disclosed in the SEC Documents, other than this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating Buyer, any of its subsidiaries or any other affiliate of the foregoing, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of Buyer, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of Buyer, any of its subsidiaries or any affiliate of the foregoing to repurchase, redeem or otherwise acquire any outstanding shares of other equity interests of Buyer.

(l)           SEC Documents. Buyer has timely filed with the U.S. Securities and Exchange Commission (the “Commission”) all forms, reports and other documents required to be filed by it under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”) (as such documents have been amended through the date hereof, collectively, the “SEC Documents”). The SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The consolidated financial statements of Buyer included in the SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments and for the absence of footnotes) the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flow for the periods than ended.

(m)            Market for Common Stock. The stock of Buyer is quoted on the OTC Markets under the symbol “MRDN.” Buyer has not, in the twelve (12) months preceding the date hereof, received notice from any trading market on which shares of the common stock of Buyer (the “Common Stock”) are or have been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such trading market. Buyer is in compliance in all material respects with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate any rules or regulations of a trading market on which shares of the Common Stock of Buyer are or have been listed.

(n)            Enforcement Actions or Proceedings. Except for normal examinations conducted by a governmental or regulatory agency in the ordinary course of the business of Buyer and its subsidiaries, or as disclosed in the SEC Documents, no governmental or regulatory agency has pending any Proceeding, enforcement action or, to the Knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or its subsidiaries.

(o)            Accuracy of SEC Documents. At the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each SEC Document filed by the Buyer did not contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

(p)            Financial Statements. Neither Buyer nor any of its subsidiaries has any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those liabilities that are reflected or reserved against in the financial statements of the Buyer included in the SEC Documents, or (ii) liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the last of such financial statements.

SECTION 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES
Seller represents and warrants to Buyer that the statements contained in this Section 4 are true, correct and complete as of the Effective Date and as of the Closing Date, except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.
4.1 Organization, Qualification, and Power. Each of the Companies is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Each of the Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except those jurisdictions where the failure to qualify would not have a Material Adverse Effect. The Companies all have full power and authority and all licenses, Consents, permits, Approvals, and authorizations necessary to carry on the Business in which each Company is engaged and to own or lease, as applicable, and use the Property owned and used by each Company. Schedule 4.1 lists the members, managers, directors and officers of the Companies. Seller has delivered to Buyer correct and complete copies of the Organizational Documents of the Companies (as amended to date). The Companies do not maintain minute books and the Membership Interests of the Companies are not certificated. None of the Companies is in default under or in violation of any provision of its Organizational Documents.

4.2 Capitalization. Seller is the record owner of and has good and valid title to the Membership Interests. The Membership Interests constitute 100% of the total issued and outstanding membership interests in each Company. All of the issued and outstanding Membership Interests of the Companies have been duly authorized, are validly issued, fully paid, and non-assessable. Except as set forth on Schedule 4.2, the Membership Interests of the Companies are held of record by the Seller free and clear of any restriction on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (except restrictions under the Securities Act and state securities laws). Except as set forth on Schedule 4.2, no other Person has any right, title or interest in or to the Membership Interests or any other equity interest of the Companies. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any of its membership interests or any other equity interest or other security. There are no outstanding or authorized appreciation, phantom stock, profit participation, or similar rights with respect to the Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Membership Interests or units of the Companies. Schedule 4.2 contains and complete and accurate capitalization of the Companies and the respective ownership of the Membership Interests by the Seller. The Seller is the sole member of the Companies.
4.3 No Conflict; Consents.
(a) Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement by Seller, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of the Companies, or contravene any resolution adopted by the officers, managers, or members of the Companies; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which the Companies may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Companies may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of the Companies or that otherwise relates to the Companies or their Assets, including the Properties, or the Businesses of the Companies; (iv) cause Buyer (or any Related Person thereof) to become subject to, or to become liable for the payment of, any Tax; (v) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which the Companies are a party or by which the Companies are bound; or (vi) result in the imposition or creation of any Lien on any of the Companies’ Businesses, or Assets, including the Properties.
(b) Except as set forth on Schedule 4.3(b), the Companies are not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the Business of the Companies either before or after Closing and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to the Companies that is required in connection with the consummation of the Contemplated Transactions has been or will be completed, made, or obtained on or before the Closing Date.

4.4 Brokers’ Fees. The Companies have no obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.
4.5 Books and Records. The books of and records of the Companies as well as all books of account, financial statements and other financial records of each of the Companies, all of which have been made available to Buyer, are complete and correct in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business practices and GAAP.
4.6 Title to Assets. Each of the Companies has good and marketable title to, or a valid leasehold interest in, all of the Assets, free and clear of all Liens, except for those items set forth on Schedule 4.6. Except as set forth in Schedule 4.6, the Assets are not leased, Seller has not granted to any Person the right to use, operate or own the Assets owned by the Companies or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Assets owned by any Company, or any portion thereof, or interest therein. The Assets of the Companies constitute all the Assets, tangible and intangible, of any nature whatsoever, necessary to operate the Businesses in the manner presently operated by the Companies and include all of the operating assets of the Companies.
4.7 Description of Assets. Other than the right to recover damages in the Adenauer Litigation (as hereinafter defined), the assets of the Companies constitute only (a) the Properties, (b) the Company Contracts, (c) the Permits, Approvals, Consents, Governmental Authorizations, licenses and other permits and approvals obtained to date by the Seller or that will be obtained by Seller prior to Closing to conduct the Businesses of the Companies and to own or lease, operate, construct and develop the Lunenburg Landfill, the Petersburg Landfill, the Transfer Station and the Hauling Company Business, including all right, title and interest thereto, (d) all data, documentation, books and records related to the Lunenburg Landfill, the Petersburg Landfill, the Transfer Station and the Hauling Company Business, or the ownership or lease, operation, construction or development thereof, or used or useful in the permitting, siting, ownership or lease, construction, operation and development of the Lunenburg Landfill, the Petersburg Landfill, the Transfer Station and the Hauling Company Business, including research and engineering reports and drawings, permit records, title reports and policies, surveys relating to the Properties, correspondence and all other similar documents and records, including all right, title and interest thereto, (e) all Intangible Personal Property, (f) all Tangible Personal Property, and (g) the Intellectual Property Assets (collectively, the “Assets”). Complete and correct copies of all material documentation related to the Assets have been made available or provided to Buyer. The Companies own no other assets.
4.8 Tangible Personal Property. All Tangible Personal Property owned or leased by the Companies as of the Effective Date is and will be as of Closing in the possession of the Companies, except for any Tangible Personal Property sold or transferred in the Ordinary Course of Business between the Effective Date and the Closing Date. The condition of the Assets of the Companies collectively is sufficient to operate the Businesses in the manner presently operated by the Companies and will be collectively in substantially similar condition as of Closing as when they are inspected by Buyer during the Inspection Period, ordinary wear and tear excepted.
4.9 Subsidiaries. Except as disclosed on Schedule 4.9, none of the Companies own, and no Company has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.
4.10 No Adverse Change. Since the Most Recent Fiscal Month End (as defined below):
(a) there has not been any Material Adverse Change, and, to the Knowledge of Seller, there has been no event, occurrence or development that could reasonably be expected to have a Material Adverse Change;
(b) except for the Company Contracts and except as set forth on Schedule 4.10(b), none of the Companies have entered into any agreement, Contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(c) except as set forth on Schedule 4.10(c), to the Knowledge of Seller, no party (including the Companies) has accelerated, terminated, modified, given rise to a notice of default, or cancelled any agreement, Contract, lease, Permit, Governmental Authorization, or license (or series of related agreements, contracts, leases, and licenses) to which the Companies are a party or by which they is bound or which materially affect the Companies and their Assets and Businesses;
(d) except as set forth on Schedule 4.10(d), none of the Companies have granted any Liens upon any of its Assets, tangible or intangible;
(e) except as set forth on Schedule 4.10(e), none of the Companies have made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;
(f) none of the Companies have made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) or have issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;
(g) none of the Companies have sold, leased, transferred, or assigned any of its Assets, outside the Ordinary Course of Business;
(h) (i) there has been no acceleration of Accounts Receivable, (ii) any agreement to the delay or postponement of the payment of accounts payable or other obligations of the Companies, or (iii) change in any material respect in the Companies’ practices in connection with the payment of accounts payable in respect of purchases from suppliers;
(i) none of the Companies have cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) or suffered any extraordinary loss;
(j) none of the Companies have transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets;
(k) except as set forth on Schedule 4.10(k), there has been no change made or authorized in the Organizational Documents of the Companies;
(l) none of the Companies have issued, sold, pledged or otherwise disposed of any of its equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of equity interests or securities;
(m) none of the Companies has declared, set aside, or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;
(n) except as set forth on Schedule 4.10(n), none of the Companies have experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property and Assets, including any Property or any Business;
(o) except as set forth on Schedule 4.10(o), none of the Companies have made any loan to, or entered into any other transaction with, any of its members, managers, officers, directors, or employees;
(p) none of the Companies have entered into any employment Contract, severance or other benefit agreement, consulting agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

(q) none of the Companies have granted any increase in the base compensation of any of its officers, directors, members, managers or employees outside the Ordinary Course of Business;
(r) none of the Companies have adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, managers, officers, directors and employees (or taken any such action with respect to any other Employee Benefit Plan);
(s) none of the Companies have made any other change in employment terms for any of its directors, officers, members, managers and employees outside the Ordinary Course of Business;
(t) none of the Companies have made or pledged to make any charitable or other capital contribution;
(u) neither Seller nor the Companies have received any written notice from any Governmental Body or any other Person regarding the ability of the Companies own or operate the Businesses or the Assets, or the intention of any Governmental Body to challenge or oppose the Buyer’s ownership or operation of the Businesses or the Assets;
(v) except as set forth on Schedule 4.10(v), none of the Companies have discharged, in whole or in part, a material obligation or Lien outside the Ordinary Course of Business;
(w) except as set forth on Schedule 4.10(w), there has been no written indication by any customer or supplier of the Businesses of an intention to discontinue or change the terms of its relationship with the Companies or the Businesses;
(x) none of the Companies have disclosed any Confidential Information except pursuant to a non-disclosure or similar agreement governing such disclosure;
(y) there has been no change in the accounting methods, principles or practices for financial accounting with respect to the Companies (except for those changes required by the Companies’ independent auditors to comply with GAAP) or for IRS reporting purposes;
(z) neither the Seller nor any of the Companies has committed to do any of the foregoing; and
(aa)      there has not been any other material occurrence, event, incident, action, or transaction outside the Ordinary Course of Business involving the Companies.
4.11 Undisclosed Liabilities; Financial Statements; Accounts Receivable.
(a) Except as specifically disclosed on Schedule 4.11(a), the Companies have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Most Recent Financial Statements as of the Most Recent Fiscal Month End, and (ii) those which have been incurred in the Ordinary Course of Business since the Most Recent Fiscal Month End and which are not material in amount.
(b) Schedule 4.11(b) contains copies of the following financial statements (collectively, the “Financial Statements”): (a) audited balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal years ended December 31, 2015 (the “Most Recent Fiscal Year End”) for the Companies; and (b) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the nine (9) months ended September 30, 2016 (the “Most Recent Fiscal Month End”), for the Companies. In addition, on or before Closing, Sellers will provide Buyer with the Closing Statement in accordance with Section 6.1(j). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in accordance with GAAP the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Companies (which books and records are correct and complete in all material respects); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(c) Schedule 4.11(c) to this Agreement sets forth a list of the Accounts Receivable as of the date hereof.

4.12 Permits.
(a) Schedule 4.12(a) contains (i) a complete and accurate list of all material Permits, licenses, Consents, Governmental Authorizations and Approvals owned by the Companies that are necessary or required to own, construct, operate and develop the Businesses, the Assets and the Properties (collectively, the “Permits”). Schedule 4.12(a) also contains a complete and accurate list of all Permits, Governmental Authorizations, Consents, licenses, and Approvals for which the Companies or Seller have made application with respect to the ownership, operation, construction, and development of the Businesses and the Properties where such application is still pending as of the Effective Date and at Closing. The Companies have not received any written notice from any Governmental Body of rejection of any such application or any notice that any such application is being considered for rejection. Each Permit is valid and in full force and effect. The Permits listed or required to be listed in Schedule 4.12(a) collectively constitute all of the material Permits necessary or required to permit the Companies to lawfully conduct and operate each Business on each Property in accordance with all Legal Requirements. The Companies are in material compliance with all of the terms and requirements of each Permit listed or required to be listed in Schedule 4.12(a).
(b) Seller has delivered or made available, or has caused to be delivered or made available, to Buyer (or its Representatives) copies of (i) all Permits and Approvals and applications therefor referred to above in this Section 4.12, and (ii) all other written correspondence between Seller or the Companies (or their Representatives) and the applicable Governmental Bodies in connection with such Permits and applications therefor since January 1, 2013.
(c) Except as set forth in Schedule 4.12(c), to the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to (A) constitute or result in a material violation of or a material failure to comply with any material term or material requirement of any Permit listed or required to be listed in Schedule 4.12(a), or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit or Approval.
(d) Except as set forth in Schedule 4.12(d), neither Seller nor the Companies have received any notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and
(e) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.12(a) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.
4.13 Governmental Authorizations.

(a) Schedule 4.13(a) contains a complete and accurate list of each Governmental Authorization (including document title or name, issuing authority and identifying number) held by the Companies or the Seller that relates to the Companies, the Assets, including the Properties, or the Businesses. Seller has delivered or made available to Buyer a true and complete copy of all such Governmental Authorizations. Each Governmental Authorization listed or required to be listed on Schedule 4.13(a) is valid and in full force and effect. The Companies are in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.13(a). To the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to (a) constitute or result in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 4.13(a), or (b) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 4.13(a).
(b) Except as set forth in Schedule 4.13(b), neither the Companies nor the Seller have received within four (4) years prior to the Most Recent Fiscal Year End, any notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization relating to any Company, any Business or the Assets, including any Property, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization relating to the Companies, the Businesses or the Assets, including the Properties. Any registration, declaration, or filing with, or Consent, or other Governmental Authorization or order by, any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by Seller and the Companies under this Agreement, or the consummation by Seller of any Contemplated transaction under this Agreement, has been or will be completed, made, or obtained on or before the Closing Date.
(c) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 4.13(a) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
(d) The Governmental Authorizations listed or required to be listed on Schedule 4.13(a) collectively constitute all of the Governmental Authorizations necessary to permit the Companies to lawfully own, lease, operate, construct and develop each Business on each Property and to otherwise operate and conduct the Businesses in the manner in which the Companies are currently conducted. Such Governmental Authorizations also collectively constitute all of the Governmental Authorizations necessary to permit the Companies to own, lease, occupy, operate, improve, develop and use the Assets, including the Properties, and the Businesses in the manner in which the Companies currently own occupy, operate, improve, develop and use the Assets, including the Properties and operate the Businesses, and are valid and in full force and effect.
4.14 Compliance With Legal Requirements.
(a) Except as set forth in Schedule 4.14: (i) to the Knowledge of Seller, the Companies are, and at all times have been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Businesses or the ownership or use of any of their Assets, including the Properties; (ii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Company of, or a failure on the part of any Company to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of any Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) neither the Seller nor the Companies have received any notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.
4.15 Tax Matters.

(a) From the date of its organization, each Company has been taxed and treated as a partnership under the Code and relevant state law for federal and/or state income tax purposes.
(b) Each Company has filed all Tax Returns that it was required to file under applicable Legal Requirements and regulations. Except as described on Schedule 4.15(b), all such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been paid. No Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where no Company files Tax Returns that any Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Companies. As of the Closing Date, each Company will have paid all Taxes (other than Taxes not yet due and payable) and with respect to any Taxes that are not yet due and payable as of the Closing Date, each Company has adequately reserved for such Taxes, except as described on Schedule 4.15(b).
(c) Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.
(d) Neither Seller, nor any member, manager, director or officer (or employee responsible for Tax matters) of the Companies, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as shown on Schedule 4.15(d), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Company. No Company has received from any foreign, federal, state, or local taxing authority (including jurisdictions where such Company has filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against such Company.
(e) Schedule 4.15(e) lists all federal, state, local, and foreign income Tax Returns filed with respect to each Company for taxable periods ended on or after December 31, 2013, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each Company filed or received since the formation of each Company.
(f) No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g) Schedule 4.15(g) sets forth the tax basis of each Company in its depreciable assets as of December 31, 2015, the most recent practicable date, as well as on an estimated pro forma basis immediately prior to the Closing (without giving effect to the consummation of the Contemplated Transactions).
(h) Except as set forth on Schedule 4.15(h), the unpaid Taxes of each Company, if any (i) did not, as of the most recent fiscal month end of each Company, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet of each Company, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Company in filing its Tax Returns. Since the date of the most recent balance sheet of each Company, no Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.
(i) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

4.16 Condition of the Properties.
(i) To the Knowledge of Seller, there are no structural deficiencies or latent or patent defects affecting any of the Improvements on any Property and, to the Knowledge of Seller, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use or occupancy of the Improvements or any portion thereof as they are currently being used by the Companies.
(ii) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Seller, threatened, affecting any of the Properties or any portion thereof or interest therein. Except as shown on Schedule 4.16(i), there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or, to the Knowledge of Seller, threatened, relating to the ownership, lease, use or occupancy of each Property or any portion thereof.
(iii) To the Knowledge of Seller, the operation of the Lunenburg Landfill does not violate the current zoning for the Lunenburg Property. The Petersburg Property is currently zoned (i) “Ordinance 09-ORD-57” under Article 37, Municipal Solid Waste Landfill Uses, of the Petersburg Zoning Ordinance (Landfill); and (ii) “M-2” Heavy Industrial District under Article 37, Municipal Solid Waste Landfill Uses, of the Petersburg Zoning Ordinance (350 Industrial Drive and 2053 North Factory Lane). To the Knowledge of Seller, the operation of the Transfer Station does not violate the current zoning for the Transfer Station Property. To the Knowledge of Seller, the operation of the Hauling Company does not violate the current zoning for the Hauling Company Property. To the Knowledge of Seller, there is no pending or anticipated change in any zoning or land use laws applicable to the Properties that will materially impair the development, construction, operation or use of any Property or any portion thereof as a municipal solid waste landfill, a municipal solid waste transfer station, or a Hauling Company Business, or otherwise as each Property is currently being used. The Seller has not received any notice of violation of any building, zoning, comprehensive planning, subdivision, health and safety and other land use laws, regulations, ordinances and rules affecting the Properties. To the Knowledge of Seller, the Properties are in compliance with all Legal Requirements, including all applicable building, zoning, comprehensive planning, subdivision, health and safety and other land use laws, regulations, ordinances and rules affecting the Properties (collectively, the “Real Property Laws”), and, to the Knowledge of Seller, the current use, operation and occupancy of the Properties, including the use, occupancy and operation of the Businesses, does not violate any Real Property Laws. The Seller has not received any written notice of violation of any Real Property Law.
(iv)  All water, oil, gas, electrical, telecommunications, sewer, storm and waste water systems and other utility services or systems for each Property which have been installed are operational.
(v) All material Governmental Authorizations, Approvals, Consents and Permits which are required or appropriate to use or occupy the Properties by the Companies and for the Companies to own, operate, construct and develop the Businesses on the Properties have been issued and are in full force and effect. Except as shown on Schedule 4.16(v), Seller has not received any notice from any Governmental Body or other entity having jurisdiction over the Properties threatening a current or prospective suspension, revocation, modification or cancellation of any Governmental Authorization, Consent, Approval or Permit and, to the Knowledge of Seller, there is no basis for the issuance of any such notice or the taking of any such action.
(vi) Other than as set forth on Schedule 4.l6(viii), to the Knowledge of Seller, there are no leases affecting any Property and, to the Knowledge of Seller, the Properties are not subject to any outstanding agreement of sale, option, or other right of any third party to acquire any interest therein, except this Agreement. Other than as set forth on Schedule 4.l6(vi), none of the Seller or the Companies is a party to any Contract or any other agreement which will affect the Properties, the Companies and/or Buyer from and after the Closing, including, but not limited to any maintenance, repair, service, pest control or supply, management, employment, equipment, equipment rental, or any other agreements used in connection with the Properties.

(vii) To the Knowledge of Seller, each Property has legal access to a public right-of-way. None of the Seller or the Companies is a party to any easements, rights of way, reservations of gas, timber, mineral rights, leases or other Liens which do not appear in the Public Records of City of Petersburg, Virginia or the County of Lunenburg, Virginia. Seller shall not grant, convey, dispose of, sell, encumber, assign or transfer any interest in any Property, including but not limited to any contract, option, lease, easement, or other agreement granting any interest whatsoever in the Properties, without the prior written consent of Buyer. Except as set forth in Schedule 4.16(vii), the Companies hold fee simple title to the Properties.
(viii) Schedule 4.16(viii) lists each Real Property Lease to which any Company is a party. Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect. Except as set forth on Schedule 4.16(viii), the Contemplated Transactions do not require the Consent of any other party to such Real Property Lease, will not result in a Breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. The possession and quiet enjoyment of the any Property under any Real Property Lease has not been disturbed and there are no currently unresolved disputes with respect to such Real Property Lease. Neither the Companies, nor, to the Knowledge of Seller, any other party to such Real Property Lease, is in Breach or default under the Real Property Lease, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a Breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease. No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. No Company owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease. Except as shown on Schedule 4.16(viii), the other party to each Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in Seller or its respective Related Persons. Except as shown on Schedule 4.16(viii), neither Seller nor any Company has subleased, licensed or otherwise granted any Person the right to use or occupy any Property or any portion thereof. Except as shown on Schedule 4.16(viii), neither Seller no any Company has collaterally assigned or granted any other security interest in any Property subject to a Real Property Lease or any interest therein. Except as shown on Schedule 4.16(viii), there are no Liens or other encumbrances on the estate or interest created by any Real Property Lease.
4.17 Conveyance of Entire Interest In the Companies. At Closing, all of Seller’s right, title and interest in and to the Membership Interests will be transferred and conveyed to Buyer free and clear of all Liens.
4.18 Contracts.
(a) The only Contracts to which any Company is a party are described in Schedule 4.18(a) (“Company Contracts”), and correct and complete copies of all such Contracts have been made available or provided to Buyer.
(b) The Seller does not have and may not acquire any rights under any Company Contract, and Seller does not have and will not become subject to any obligation under any Company Contract, that relates to the Businesses of the Companies.
(c) Except as set forth on Schedule 4.18(c), (i) the Company Contracts are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (ii) each Company is, and at all times has been, in material compliance with all applicable terms and requirements of the Company Contracts; (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) will contravene, conflict with or result in a Breach of, or give the Companies or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the Company Contracts; (iv) to the Knowledge of Seller, no party to the Company Contracts has threatened to terminate its business relationship with the Companies for any reason; and (v) neither Seller or any Company has given to or received from any other Person any notice regarding the actual, alleged, possible or potential Breach of any Company Contract.

(d) Except as set forth on Schedule 4.18(d), there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Companies under the Company Contracts Outside the Ordinary Course of Business with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
(e) Each Company Contract relating to the sale or provision of services by the Companies has been entered into in the Ordinary Course of Business of any Company and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
4.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Companies.
4.20 Litigation. Except as set forth in Schedule 4.20 (which lists pending or threatened Proceedings, all of which are referred to as “Current Litigation Matters”), there is no pending or, to the Knowledge of Seller, threatened Proceeding: (i) by or against the Companies; (ii) that could reasonably be expected to have a Material Adverse Affect on the Business of, or any of the Assets owned or used by, the Companies or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, the Businesses or the Assets, or the ownership, construction, development, or operation of any of the Properties as either a municipal solid waste landfill, municipal solid waste transfer station or Hauling Company Business by the Companies. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding. Except as set forth in Schedule 4.20, (i) there is no Order to which the Companies, their Businesses or any of the Assets is subject or that in any way relates to or could reasonably be expected to affect the Companies, the Businesses or the Assets, or the ownership, construction, development, or operation of the Properties as either a municipal solid waste landfill, municipal solid waste transfer station or Hauling Company Business by the Companies; and (ii) no officer, director, member, manager, agent or employee of the Companies is subject to any Order that prohibits such officer, director member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Businesses of the Companies. Except as set forth on Schedule 4.20, (i) each of Seller and the Companies are, and at all times have been, in compliance with all of the terms and requirements of any Order, (ii) to the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order, and (iii) neither Seller nor the Companies has received any notice from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.
4.21 Employees. Schedule 4.21 sets forth for all employees of the Companies: the (i) name, (ii) job title, (iii) date of hiring or engagement, (iv) date of commencement of employment or engagement, (v) current or deferred compensation paid or payable, (vi) sick and vacation leave that is accrued but unused, (vii) service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, or any other employee benefit plan and (viii) details of any material disciplinary problems within the past two (2) years. No retired employees of the Companies, or their dependents, are receiving benefits or are scheduled to receive benefits in the future from the Companies. To the Knowledge of Seller, no officer, director, agent, manager, employee, consultant, or independent contractor of the Companies is bound by any Contract that purports to limit the ability of such officer, director, manager, agent, employee, consultant, or independent contractor (a) to engage in or continue or perform any conduct, activity, duties or practice relating to the Businesses of the Companies or (b) to assign to the Companies or to any other Person any rights to any invention, improvement, or discovery used in the Businesses. To the Knowledge of Seller, no former or current officer, director, member, manager, agent, employee, consultant, or independent contractor of the Companies is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of the Companies to conduct the Businesses as currently carried on by the Companies. Except as set forth on Schedule 4.22, all salaries, wages and other compensation and benefits payable to each officer, director, agent, manager, employee, consultant, or independent contractor of the Companies has been accrued and paid by the Companies when due for all periods through the Closing Date, or will have been paid by the Companies when due for all periods through the Closing Date. Except as set forth in Schedule 4.21, the employment of each employee who is employed by each Company can be terminated by the Companies upon not more than fourteen (14) days’ notice without severance, penalty or premium, other than payment of accrued salaries, wages and vacation benefits. Neither Seller nor any Company has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. Robert W. Guidry, Charles A. Wilcox, Timothy L. Webb, and A. Jeffrey Kraus are the only employees or individuals actively engaged in the fundamental operations of the Companies who own any interest in Guarantor.

4.22 Labor Disputes; Compliance.
(a) Except as set forth on Schedule 4.22, each Company has complied in all respects at all times with all Legal Requirements, including all Occupational Safety and Health Laws, relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and similar Taxes, collective bargaining and other requirements under applicable Legal Requirements. The Companies are not liable for the payment of any Taxes, including any social security and similar Taxes, fines, penalties, interest, back wages, front pay, liquidated or compensatory damages, exemplary damages or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
(b) The Companies have not been, and are not now, a party to any collective bargaining agreement or other labor Contract. There has not been, there is not presently pending or existing, and to The Knowledge of Seller, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Companies. Except as set forth on Schedule 4.22, to the Knowledge of Seller, no event has occurred or circumstance exists that could provide the Basis for any work stoppage or other labor dispute. Except as set forth on Schedule 4.22, there has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not overtly threatened any Proceeding, charge, grievance proceeding or other claim against or affecting the Companies (or any director, officer, manager, member or employee thereof) relating to the actual or alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting the Companies or the Businesses. There is no organizational activity or other labor dispute against or affecting the Businesses or the Companies and no application or petition for an election of or for certification of a collective bargaining agent is pending. No grievance or arbitration Proceeding exists that might have a Material Adverse Effect upon the Companies or the conduct of the Businesses. Except as set forth on Schedule 4.22, neither the Companies nor the Seller have been served notice of, and Seller and the Companies do not otherwise have Knowledge of, any grievance or arbitration Proceeding by any employee of the Companies that might have an adverse effect upon the Companies, the Assets or the conduct of the Businesses. Since January 1, 2013, there has been no charge of discrimination filed against or, to the Knowledge of Seller, threatened against the Companies with the Equal Employment Opportunity Commission or similar Governmental Body. There is no lockout by the Companies of any employees of the Companies, and no such action is contemplated by Seller or the Companies.
4.23 Employee Benefits. Schedule 4.23 sets forth each Employee Benefit Plan pursuant to which any employee or former employee is entitled to benefits that the Companies maintain, to which the Companies contribute, or have any obligation to contribute. Schedule 4.23 also sets forth each Employee Welfare Benefit Plan (as defined by ERISA) which the Companies maintain, contribute to or have an obligation to contribute to for providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Companies other than in accordance with COBRA.

4.24 Guaranties. Except as set forth on Schedule 4.24, the Companies are not a guarantor and are not otherwise liable for any obligation (including Indebtedness) of any other Person.
4.25 Environmental Matters.
(a) Except as disclosed on Schedule 4.25, (i) the Companies have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental Laws; (ii) the Properties do not now contain any underground storage tanks; (iii) neither this Agreement nor the consummation of the Contemplated Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws; and (iv) the Companies have not assumed, including without limitation any obligation for corrective or Remedial Action, any obligation of any other Person relating to Environmental Laws.
(b) Except as disclosed on Schedule 4.25 (b) to the Knowledge of Seller, (i) each Company has complied in all material respects, and is presently in compliance in all material respects, with all applicable Environmental Laws pertaining to the ownership and operation of the Assets, the Properties and the Businesses, and (ii) neither Seller nor the Companies have received any communication alleging that they are not in compliance with any Environmental Law. Except as disclosed on Schedule 4.25 (b), there are no pending or, to the Knowledge of Seller, threatened Proceedings of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Companies, the Businesses, the Properties or any of the Assets of the Companies. Except as disclosed on Schedule 4.25 (b), to the Knowledge of Seller, no Property contains wetlands, vegetation, animal species or significant historic/archaeological sites which are subject to special regulations or limitations under any Legal Requirement. To the Knowledge of Seller, no unacceptable material has deposited or buried on or under the Properties in violation of any Permit, Governmental Authorization or Legal Requirement, no toxic wastes or Hazardous Materials have been deposited, disposed of, stored, generated or released on or from the Properties, and there are no cemeteries, grave sites or other burial sites located on the Properties.
4.26 Certain Business Relationships with the Company. Except as disclosed on Schedule 4.26, neither Seller, nor their Related Persons, nor the officers, directors, managers, members and employees of the Companies have been involved in any business arrangement or relationship with the Companies within the past twelve (12) months, and neither Seller, nor their Related Persons, nor the officers, directors, employees, members, managers, directors and officers of the Companies owns any asset, tangible or intangible, which is used in the Business of the Companies. Neither the Companies nor its Related Persons, their respective officers, employees, members, managers, directors and officers of the Companies nor any Seller nor any Related Person of any of them owns, or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Companies other than business dealings or transactions disclosed in Schedule 4.26, each of which has been conducted in the Ordinary Course of Business with the Companies at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Companies with respect to any line of the products or services of the Companies in any market presently served by the Companies. Except as set forth in Schedule 4.26, neither the Companies nor its Related Persons, their respective officers, employees, members, managers, directors and officers of the Companies, nor the Seller nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, the Companies.

4.27 Intellectual Property. Schedule 4.27 contains a complete and accurate list and summary of all Intellectual Property owned or possessed by the Companies, or which the Companies have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”). Such Intellectual Property Assets constitute all of the Intellectual Property necessary for the operation of the Businesses of the Companies as presently conducted. To the Knowledge of Seller, the Intellectual Property Assets do not infringe on the intellectual property rights of any Person. The Companies are the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens. The Companies have the right to use all of the Intellectual Property Assets without payment to any third party. Each Company owns or has the right to use pursuant to ownership, license, sublicense, agreement, permission or free and unrestricted availability to general public all of the Intellectual Property Assets used by such Company. To the Knowledge of Seller, the Companies have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller, nor the Companies, or their respective members, managers, directors and officers and employees has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Companies must license or refrain from using any intellectual property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of the Companies.
4.28 Insurance. Schedule 4.28 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Companies have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years (“Insurance Policies” and “Insurance Policies”): (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (c) the policy number and the period of coverage. Such Insurance Policies constitute policies of insurance of the type and in the amounts customarily carried by Persons conducting businesses or assets similar to the Businesses and Assets of the Companies. True, correct and complete copies of the Insurance Policies have been made available or furnished to Buyer. With respect to each such Insurance Policy: (i) the Insurance Policy is in full force and effect; (ii) the Insurance Policy will continue to be in full force and effect on identical terms following the consummation of the Contemplated Transactions; (iii) the Companies are not in Breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time, would constitute such a Breach or default, or permit termination, modification, or acceleration, under the Insurance Policy; and (iv) to the Knowledge of Seller, no party to any Insurance Policy has repudiated any provision thereof. All premiums due and payable on any of Insurance Policies or renewals thereof have been paid or will be paid timely through the Closing Date. Neither Seller nor the Companies have received any notice of cancellation or non-renewal of any Insurance Policy nor, to the Knowledge of Seller, is the termination of any such policies threatened. Neither Seller nor the Companies have received any notice of cancellation or non-renewal of any Insurance Policy nor, to the Knowledge of the Seller, is the termination of any such Insurance Policies threatened. Neither the Seller nor the Companies have received any notice from the insurer denying coverage or reserving rights with respect to a material claim currently pending under any Insurance Policy or with respect to any Insurance Policy in general. The Companies have not incurred any material loss, damage, expense or obligation that was or would be covered by any Insurance Policy for which it has not properly asserted a claim under any Insurance Policy and which has been paid in an amount equal to the full claim made or pending. The Companies have been covered during the past four (4) years by insurance in scope and amount customary and reasonable for the Businesses in which it has engaged. Schedule 4.28 describes any self-insurance arrangements affecting the Companies.
4.29 Corrupt Practices. Except in compliance with all Legal Requirements, neither the Seller, the Companies, nor any of their Related Persons, or each of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, Representatives or agents of any customers of Seller or the Companies for the purpose of attracting business to Seller or the Companies or (b) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.

4.30 Disposal Agreements. Except as disclosed on Schedule 4.30, the Companies are not a party to, nor are they bound by, any Contract, undertaking, obligation, responsibility or other agreement which requires any solid waste (of any class) collected by any Company to be deposited in any landfill or transferred through any transfer station or other disposal facility, or requires any Company to deposit any such solid waste at the Properties or mandates the terms and conditions pursuant to which the Companies will accept any such solid waste at the Properties. Except as disclosed on Schedule 4.30, the Companies are not bound by any disposal contract, put or pay contract or other agreement or undertaking which after Closing will restrict the Companies in any way from depositing, transferring or delivering any solid waste to the Properties or any other solid waste disposal, processing or transfer facility selected by the Companies.
4.31 Solvency. Neither Seller nor the Companies are Insolvent and neither the Seller nor any Company has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action or proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The Contemplated Transactions will not cause the Companies to become Insolvent or to be unable to satisfy and pay their respective debts and obligations generally as they come due.
4.32 Exclusivity of Representations and Warranties. Buyer is not aware of any facts and/or circumstances that would make any of the representations and warranties of Seller contained in this Agreement untrue or misleading. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Seller contained in this Agreement, and Buyer acknowledges that, other than as set forth in this Agreement, neither Seller or any of its directors, officers, employees, Affiliated Groups, members, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its agents, representatives, lenders or Affiliated Groups prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Buyer or any of their respective agents, representatives, lenders or Affiliated Groups. Neither Seller nor any of its directors, officers, employees, Affiliated Groups, members, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Companies made available to Buyer, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Buyer and its Representatives are not and shall not be deemed to be or to include representations or warranties of Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.
SECTION 5
COVENANTS
5.1 General. The Parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) furnish upon reasonable request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 or Section 8, or unless such cost or expense is the obligation of the non-requesting Party under this Agreement). Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), Permits, Governmental Authorizations, certificates of title, agreements, Company Contracts, Organizational Documents, financial data and all other documents of any sort relating to the Companies (all of the forgoing, the “Company Documents”).

5.2 Inspection Period. Buyer shall have an inspection period beginning on the Effective Date and ending January 31, 2017 (the “Inspection Period”). Buyer shall have the Inspection Period within which to physically inspect the Assets, including the Properties, and the Company Documents and to conduct its due diligence with respect to the Assets, including the Properties, the Businesses and the Companies. Buyer and Buyer’s officers, directors, employees, consultants, agents and attorneys and other authorized representatives, shall have the right to reasonable access to the Assets, the Properties and Company Documents and to all records of Seller and the Companies related thereto, including without limitation title information, property information, surveys, maintenance records, environmental assessment reports, engineering reports and any other information of the Companies, the Businesses and the Assets, at reasonable times during the Inspection Period, without unreasonably interfering with the operation of the Business, for the purpose of inspecting the Assets, including the Properties, and the Businesses, and conducting all studies, tests, inspections and measurements of all kinds as deemed necessary by Buyer, reviewing the books and records of Seller and the Companies concerning the Companies, the Businesses and the Assets, including the Properties, and otherwise conducting its due diligence review of the Companies, the Businesses, and the Assets, including the Properties. Seller shall cooperate with and assist Buyer in making such inspections and reviews and in obtaining copies of any documentation related to the Companies, the Businesses, and the Assets and Properties, including the review and inspection of any and all Permits, Approvals, Consents, licenses, Governmental Authorizations and other permits and approvals necessary or required for the Companies to own, operate, construct and develop the Businesses and in accordance with such other applicable local, state and federal Legal Requirements. Seller shall make available to Buyer such of the foregoing as may be in Seller’s possession, or the Companies’ possession, in order to facilitate Buyer’s due diligence. Seller shall give Buyer any authorizations which may be required by Buyer in order to gain access to records or other information pertaining to the Companies, the Assets, including the Properties, and the Businesses, or the use thereof maintained by any third party, Governmental Body or organizations. Buyer and Seller shall mutually agree, prior to the expiration of the Inspection Period, on any Company Contract that Buyer does not wish for any Company to continue to be a party thereto and be bound thereby (“Excluded Contracts”) and the parties shall execute an amendment to this Agreement to include a Schedule 5.2 setting forth all Excluded Contracts. If Buyer or its agents, employees, consultants and contractors shall in any material manner cause any damage or alteration to the Assets, including the Properties in conducting any testing or other due diligence investigation of Assets, including the Properties, Buyer shall, at its sole cost and expense, promptly and fully repair and restore any such damage or alteration caused by Buyer or its agents, employees, consultants and contractors to the condition same was in immediately prior to the commencement of Buyer’s testing or due diligence of the Assets, including the Properties. If the parties do not proceed with the Closing, Buyer shall promptly return to Seller all written material pertaining to or reflecting any information provided to Buyer by Seller or Seller’s agents and will not retain any copies, extracts or other reproductions in whole or in part of such written material, and all documents, memoranda, notes and other writings whatsoever prepared by Buyer or its advisors based on the information provided to Buyer by Seller or Seller’s agents shall be destroyed. Prior to Closing and following the termination of this Agreement if Closing does not occur, Buyer agrees not to disclose to any third party any non-public information provided to Buyer by Seller or generated by Buyer through its inspections, except to Buyer’s agents, contractors, accountants, engineers, consultants, attorneys or lenders, to the extent necessary for the purposes of this transaction, or as may be required by law or by court order. Buyer agrees to indemnify Seller and the Companies, together with Seller’s Affiliated Group, and the successors, assigns, employees, officers, directors, trustees, shareholders, attorneys, representatives and agents of Seller and the Companies (collectively, the “Seller Indemnified Parties”) against and to defend and hold the Seller Indemnified Parties harmless from and against all costs, claims, injuries, damages, liabilities, accidents, losses arising out of, caused by or created in connection with (i) death, personal injury, and/or property damage resulting from Buyer’s and its agents’ and representatives’ entry upon, or inspections or tests of, the Properties, or (ii) mechanic’s liens or claims that may be filed against the Properties and/or adjacent land by contractors, subcontractors or materialmen performing such work for Buyer, other than as may be caused by the negligence or willful misconduct of Seller.

5.3 Intentionally Omitted.
5.4 Transition. Seller and its Related Persons will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, vendor, customer, supplier, or other business associate of the Companies from maintaining the same business relationships with the Companies after the Closing as it maintained with the Companies or Seller prior to the Closing. The Parties will cooperate to provide each other with reasonable information systems support to permit a smooth transfer of business operations between the Parties. In such regard, Seller will provide Buyer with all information and systems support in connection with the operation of the Companies and the Businesses. Such assistance shall include electronic, computer and other system assistance. Seller will refer all customer inquiries relating to the Businesses of the Companies to Buyer from and after the Closing.
5.5 Confidentiality.
(a) Seller hereby acknowledges and agrees that, through its ownership or operation of the Companies, it has occupied positions of trust and confidence with respect to the Companies and the Businesses up to the date hereof and has had access to, and has become familiar with, the confidential and non-public information of the Companies and the Businesses any and all other confidential or proprietary information concerning the affairs or conduct of the Companies and the Businesses prior to the date hereof, whether prepared by or on behalf of the Seller or the Companies (collectively, the “Confidential Information”).
(b) Seller hereby acknowledges and agrees that the protection of the Confidential Information of the Companies is necessary to protect and preserve the value of the Companies and the Businesses and Assets of the Companies, and that without such protection, Buyer would not have entered into this Agreement and consummated the Contemplated Transactions. Accordingly, subject to the provisions of Section 5.5(c), Seller hereby covenants and agrees, for itself, its Representatives and Related Persons and its and their successors and permitted assigns, that, without the prior written Consent of Buyer (which Consent will be at the Buyer’s absolute discretion to give or withhold), Seller will not, nor will Seller cause or permit any of its Representatives or Related Persons to, at any time on or after the Closing Date, directly or indirectly, disclose to any Person or use for its own account or benefit or for the account or benefit of any other Person any Confidential Information.
(c) The provisions of Section 5.5(b) will not apply to any Confidential Information (i) that the Seller can demonstrate with documentary evidence is generally known to, and available for use by, the public other than as a result of the Breach of this Agreement or, to the Knowledge of Seller, any other agreement pursuant to which any Person (including Seller or any Representative or Related Person thereof) owes any duty of confidentiality to the other Party or previously owed any duty of confidentiality to Buyer; (ii) that is required to be disclosed pursuant to Legal Requirement or an Order, or (iii) that the Seller can reasonably determine is necessary to be disclosed to a Representative of Seller in order for Seller to perform its covenants and obligations, or to enforce its rights against Buyer, under this Agreement or any related agreement (and then only to the extent necessary to perform such covenants and obligations or to enforce such rights). If Seller (including any Representative or Related Person thereof) becomes compelled by a Legal Requirement or any order to disclose any Confidential Information, Seller will provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to Buyer, then Seller will use reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Seller will use all reasonable efforts to obtain assurances that confidential treatment will be given to such Confidential Information. Seller acknowledge its responsibility to ensure that its Representatives and agents who are given, or now have, access to the Confidential Information will comply with the terms of this Section 5.5. Seller shall be liable for any Breach of this Agreement caused by its Representatives and agents.
5.6 Injunctive Relief. The Parties acknowledge and agree that (a) each of the provisions of Sections 5.1, 5.4, 5.5, 5.8, 5.9, and 5.10 are reasonable and necessary to protect the legitimate business interests of the Parties and their Related Persons, (b) any violation of any such covenant contained in Sections 5.1, 5.4, 5.5, 5.8, 5.9, and 5.10 would result in irreparable injury to the Parties and their Related Persons, the exact amount of which would be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such violation would not be reasonable or adequate compensation to the Parties and their Related Persons for such a violation. Accordingly, notwithstanding any other provision of this Agreement, if either Party, directly or indirectly, violates any of its covenants or obligations under Sections 5.1, 5.4, 5.5, 5.8, 5.9, or 5.10 then, in addition to any other remedy which may be available to the other Party or any Related Person thereof, at law or in equity, the Parties and their Related Persons will be entitled to seek injunctive relief against the other Party, without posting bond or other security, and without the necessity of proving actual or threatened injury or damage.

5.7 Employees. Subject to any employment agreements with employees of the Companies set forth in Schedule 5.7, Buyer shall, in its sole and absolute discretion, determine those employees that the Companies shall retain after Closing. Buyer shall be under no obligation to cause the Companies to retain any such employees on any terms or conditions other than such terms or conditions determined by Buyer, or to continue employment benefits or compensation other than as determined in the sole discretion of Buyer. Any employment will be at base salary or wage rates determined in the sole and absolute discretion of Buyer. The provision of any other compensation or employee benefits, including, without limitation, bonuses, commissions, health benefits or compensation plans, will be at Buyer’s sole discretion.
5.8 Public Announcements. The Parties will keep the existence of this Agreement, the terms and conditions hereof and the Contemplated Transactions confidential, and the Parties will not, nor will they cause or permit any Related Person or Representative to, make any public announcement in respect of this Agreement or the Contemplated Transactions without the prior written Consent of the other Party, which Consent may be given or withheld in any Party’s sole discretion; provided, however that the foregoing confidentiality and non-disclosure obligations will not apply to: (1) Buyer if at Closing, if Buyer determines to issue a press release announcing the fact of the acquisition of the Companies, and (2) the Parties to the extent that (a) disclosure of such information is reasonably necessary to consummate the Contemplated Transactions, (b) disclosure of such information is required pursuant to Legal Requirement (including the Securities Exchange Act of 1934, as amended, and the rules of any national stock exchange or automated dealer quotation system) or an Order, (c) disclosure of such information is reasonably necessary for the Parties to enforce their rights under this Agreement, or (d) such information is already in the public domain other than as a result of a breach of this Section 5.8 or Section 5.5 or any other confidentiality or non-disclosure obligation owed to a Party by any Person (including the other Party). To the extent that any public announcement of this Agreement, any of the provisions hereof or the Contemplated Transactions is required of the Parties by Legal Requirement or Order, the Parties will cooperate reasonably with respect to reaching agreement on the contents and timing of such announcement. Prior to any public announcement of this Agreement or the consummation of the transactions contemplated hereby, Robert W. Guidry shall reasonably approve the contents and timing of such announcement. Any Consent required from Seller pursuant to this Section 5.8 or Section 5.5 shall require the Consent of Robert W. Guidry.
5.9 Use of Name. Seller hereby agrees that from and after the Closing Date, Seller and its Related Persons shall not, directly or indirectly, use the name “The CFS Group,” “The CFS Group Disposal & Recycling,” “RWG5,” or any derivation or variation thereof in any manner. Seller also hereby agrees that from and after the Closing Date, Seller and its Related Persons shall not, directly or indirectly, use the trade name/s “Container First Services”, “CFS”, “Tri-City Regional Landfill”, “TCR”, “Petersburg Landfill”, “Disposal & Recycling Services of Lunenburg”, “Lunenburg Landfill” and “Arena Trucking”.
5.10 Pre-Closing Covenants. The Parties agree as follows with respect to the period between the Effective Date and the Closing or earlier termination of this Agreement:
(a) Seller will not engage, and will not cause or permit the Companies, to engage, in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to the Assets, including the Properties, the Businesses or the Companies. Neither Seller nor the Companies will sell, lease, transfer or assign any of the Membership Interests or the Assets, including the Properties, outside the Ordinary Course of Business and will not impose any Liens upon any of the Membership Interests or the Assets, including the Properties. Seller will not and will not cause or permit the Companies to, without Buyer’s prior Consent, cancel, compromise, waive or release any right or claim under, in or to the Membership Interests or the Assets, including the Properties.

(b) Seller will not, and will not cause or permit the Companies to, without Buyer’s prior Consent, voluntarily incur any obligation outside the Ordinary Course of Business or enter into any material transaction, contract, capital expenditure or commitment for which Buyer may have responsibility or obligation after Closing outside the Ordinary Course of Business.
(c) Seller will, and will cause the Companies to, keep the Assets, including the Properties, of the Companies substantially intact and will maintain all of the Assets, including the Properties, of the Companies in a state of condition that complies with all Legal Requirements and is consistent with the Ordinary Course of Business of Seller and the Companies.
(d) Seller will, and will cause the Companies to, comply with all applicable Legal Requirements of each Governmental Body having jurisdiction over the Companies, the Properties, the Assets and the Businesses.
(e) Seller will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Membership Interests or any portion of the Assets, including the Properties, of the Companies (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote the equity interests in the Companies in favor of any such acquisition.
(f) Seller will not cause or permit, and will not permit the Companies to commit, any waste of the Assets, including the Properties, of the Companies.
(g) Seller will not, and will not cause or permit the Companies to, without prior written consent of Buyer, enter into any compromise or settlement of any litigation, including any Current Litigation, Proceeding or investigation by any Governmental Body relating to the Companies, the Businesses, or the Companies’ Assets, including the Properties.
(h) Seller will not, and will not cause or permit the Companies to, take any action, or knowingly omit to take any action, that would or would reasonably be expected to result in (i) any representation or warranty of Seller set forth in Section 3 and 4 becoming untrue or (ii) any of the conditions to the obligations of Seller set forth in this Agreement not being fully satisfied. Seller will give prompt written notice to Buyer of any material adverse development causing any of the representations and warranties in Sections 3 or 4 to become inaccurate or untrue. No disclosure pursuant to this Section 5.10(h), however, shall be deemed to cure any misrepresentation, breach of warranty, or breach of covenant.
(i) Seller shall not perform, nor shall it authorize or allow any of its Representatives, officers, employees or agents to perform, any acts or omissions to manipulate the price of Buyer’s Common Stock.
(j) Buyer shall not perform, nor shall it authorize or allow any of its representatives, officers, directors, employees, or agents, or any of its shareholders owning more than five percent (5%) of the outstanding stock in Buyer, to perform, any acts or omissions to manipulate the price of Buyer’s common stock.
The Parties will do all other acts that may be reasonably necessary or desirable in the reasonable opinion of the Parties to consummate the Contemplated Transactions, all without further consideration.
5.11 Termination of this Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written Consent at any time prior to the Closing Date;
(b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the expiration of the Inspection Period if Buyer is not satisfied, in its sole discretion, with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Properties, the Companies, the Businesses or any Governmental Authorization, Permit, Consent, license, Contract, Company Contract, or any other permit or approval related to any of the foregoing, or if the Parties fail to execute an amendment to this Agreement setting forth the Excluded Contracts. If such notice is given, this Agreement and all rights, duties and obligations of Buyer and Seller hereunder, except any which expressly survive termination, shall terminate. If such notice is not given, this Agreement and all rights, duties and obligations of Buyer and Seller hereunder (including without limitation their respective obligations to close the transaction), shall become fully binding; provided however, notwithstanding anything to the contrary herein, Buyer shall have no duty or obligation to consummate the Contemplated Transactions until such time as Seller has fulfilled all of its obligations set forth in Section 6.1.
(c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Buyer determines that (i) any Governmental Authorizations, Permit, Consent, Approvals, licenses, Contracts, Company Contracts, or any other permits or approvals contemplated by this Agreement are not in existence, have not been obtained by the Companies, or the Companies either do not have full right, title and interest in and to such Governmental Authorizations, Permits, Consents, Approvals, licenses, Contracts, Company Contracts, or any other permits or approvals; or such Governmental Authorizations, Permits, Approvals, Consents, licenses, Contracts, Company Contracts, or any other permits or approvals cannot be transferred to or issued directly to and in the name of the Companies; and/or (ii) such Governmental Authorizations, Permits, Approvals, Consents, licenses, Contracts, Company Contracts, or any other permits or approvals cannot be issued, conveyed, assigned or transferred to the Companies.
(d) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has Breached any representation, warranty, or covenant contained in this Agreement in any respect, Buyer has notified Seller of the Breach, and the Breach has continued without cure for a period of ten (10) days after the notice of Breach;
(e) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has Breached any representation, warranty, or covenant contained in this Agreement in any respect, Seller has notified Buyer of the Breach, and the Breach has continued without cure for a period of ten (10) days after the notice of Breach; and
(f) In the event that Closing has not been completed by January 6, 2017, Buyer or Seller, so long as such Party is not then in material breach of any provision of this Agreement or has undertaken any actions or inactions which shall have delayed the Closing, may terminate this Agreement upon five (5) Business Days written notice to the other Party.
If any Party terminates this Agreement pursuant to this Section 5.11, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for (i) any liability of any Party then in Breach, (ii) the obligations of the Parties pursuant to Section 5.5, and (iii) the obligations of Buyer pursuant to Section 5.2).
5.12            Seller Releases. Save and except for any rights of Seller under this Agreement and the other Transaction Documents (defined below), effective as of the Closing Date, Seller, for itself, and its Related Parties, sole member, managers, officers, directors, successors, assigns, agents and Representatives (collectively, the “Seller Releasing Parties”), hereby finally, unconditionally, irrevocably and absolutely fully releases, acquits, remises and forever discharges the Companies and Buyer and any of their Related Persons, and their respective officers, directors, members, managers, employees, parent companies, subsidiaries, predecessors, successors, assigns, agents and Representatives, from any and all actions, suits, debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and Liabilities (the “Seller Claims”) existing as of the Closing Date accruing to Seller and the Seller Releasing Parties in any capacity whatsoever, including, without limitation, (i) related to or resulting from all of Seller’s and Seller Releasing Parties’ capacities with the Companies; (ii) arising under or by virtue of the Organizational Documents or Company Documents; (iii) relating to or resulting from the negotiation, preparation, and consummation of this Agreement and the Contemplated Transactions; or (iv) the valuation of the Membership Interests or determination of the Purchase Price, except in the case of fraud or intentional misconduct by any of Buyer and any of its Related Persons. This Section 5.12 shall survive Closing.

5.13 Guaranty. Waste Services Industries Holdings, LLC, a Delaware limited liability company (the “Guarantor”), joins in the execution of this Agreement for the purpose of guaranteeing the duties and obligations of Seller pursuant to this Agreement, including without limitations the obligations of Seller pursuant to Sections 7 and 8 of this Agreement, in each case subject to the terms of the applicable Section of this Agreement (collectively, the provisions of this Section 5.13 are referred to as the “Guaranty”): Without limiting the forgoing:
(a) The Guarantor does hereby absolutely, unconditionally and irrevocably guarantee to Buyer and the Companies the full payment by Seller of charges, fees, claims, costs, expenses, damages, Adverse Consequences, Seller Claims, Current Seller Liabilities, Current Litigation Matters, the Retained Liabilities, and all other amounts required to be paid by Seller under this Agreement. Guarantor’s obligations hereunder shall be primary and not secondary and are independent of the obligations of Seller. This Section 5.13 shall survive Closing and any termination or expiration of this Agreement.
(b) A separate action or actions may be brought and prosecuted against Guarantor, whether or not an action is first brought against Seller or whether Seller shall be joined in any such action or actions. At Buyer’s option, or any Company if applicable, Guarantor may be joined in any action or Proceeding commenced by Buyer, or any Company, against Seller in connection with and based upon any covenants and obligations of this Agreement, and Guarantor hereby waives any demand by Buyer, or the Companies, and/or prior action by Buyer, or the Companies, of any nature whatsoever against Seller. The Guarantor Consents to forbearance, indulgences and extensions of time on the part of Buyer, or the Companies, being afforded by Seller, and/or the waiver from time to time by Buyer, or the Companies, of any right or remedy on its part as against Seller.
(c) This Guaranty shall remain and continue in full force and effect, notwithstanding (i) any alteration of this Agreement by Buyer and Seller, whether prior or subsequent to the execution thereof; and/or (ii) any renewal, extension, modification, amendment or assignment of this Agreement. The Guarantor does hereby waive notice of any of the foregoing and agrees that the liability of the Guarantor hereunder shall be based upon the obligations set forth in this Agreement as the same may be altered, renewed, extended, modified, amended or assigned. Guarantor further waives all notice of the acceptance of this Guaranty and notice of breach, default or nonperformance by Seller of its obligations under this Agreement. The Guarantor’s obligations hereunder shall remain fully binding although Buyer, or any Company as applicable, may have waived one or more defaults by Seller, extended the time of performance by Seller, released, returned, or misapplied other collateral given later as additional security (including other guaranties) and released Seller from the performance of its obligations under this Agreement. This Guaranty shall remain in full force and effect notwithstanding the institution by or against Seller of bankruptcy, reorganization, readjustment, receivership or insolvency proceedings of any nature, or the disaffirmance of this Lease in any such proceedings or otherwise.
5.14 Buyer and Seller agree and acknowledge that the Purchase Price Shares may not be sold or transferred unless  (i) such shares are sold pursuant to an effective registration statement under the Securities Act, or (ii) the Buyer or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Seller who agrees to sell or otherwise transfer the shares only in accordance with this Section 5.14 and who is an Accredited Investor (as defined in the Securities Act).  Until such time as the Purchase Price Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock of Buyer that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”
The legend set forth above shall be removed and the Buyer shall issue to the Seller a new certificate for the Purchase Price Shares free of any transfer legend upon the request of the Seller if the Buyer or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that the one (1) year holding period under Rule 144 has expired, or that a public sale or transfer of the Purchase Price Shares otherwise may be made without registration under the Securities Act, which opinion shall be reasonably accepted by the Buyer so that the sale or transfer is effected. Any request as described in this paragraph shall be accompanied by the certificate or certificates representing the Purchase Price Shares.
For so long after Closing as such action remains a condition to the Seller’s ability to sell the Purchase Price Shares, Buyer shall remain current in its periodic reports and filings under the Exchange Act.
5.15 Seller’s Right to Pursue Certain Litigation. Seller shall have the right to pursue, on its own behalf (including suits brought as the assignee of claims), litigation to recover damages in the litigation matter filed in the Circuit Court for the City of Petersburg, Virginia, Case No.  CL16-207 (the “Adenauer Litigation”). At the request of Seller, Buyer will cause the Companies to assign to Seller all causes of action to recover damages due to the Adenauer Litigation. All expenses of any such litigation shall be borne solely by Seller and not by the Companies or Buyer.
SECTION 6
CONDITIONS TO OBLIGATION TO CLOSE
6.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
(a) The representations and warranties of Seller set forth in Sections 3 and 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date. Without limiting generality of the forgoing, all of the Assets, including all Tangible Personal Property, shall be collectively in substantially similar condition, use, operation and repair as of the date of any inspection by Buyer of such Assets and Tangible Personal Property, normal wear and tear excepted;

(b) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Seller shall have performed and complied with all of such covenants in all respects through the Closing;
(c) The Companies and/or Seller shall have procured all of the third-party Consents specified in Schedule 3.1(d) and 4.3(b);
(d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Membership Interests and to control the Companies, or (iv) affect adversely the right of the Companies to own their Assets, including the Properties, and to operate their Businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
(e) There has not been made or threatened by any Person a claim asserting that such Person (i) is the holder of record or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Membership Interests or other interest of the Companies, or any other voting, equity or ownership interest, in or to the Companies, (ii) is entitled to all or any portion of the Purchase Price payable for the Membership Interests as contemplated by this Agreement or (iii) is entitled to acquire any of the Assets, including the Properties, owned by the Companies;
(f) The Companies shall have received, acquired and obtained all nonappealable and unrestricted Governmental Authorizations, Consents, Permits, Approvals, licenses, and other permits and approvals, and all pending applications therefor or renewals thereof, required or necessary for the ownership, construction, development and operation of Businesses on the Properties by the Companies and Buyer, including local zoning approval, any required special use or conditional use permits, local approval that the operation of the Business and the Properties is consistent with the local solid waste management plan, if any, and all permits issued by the Commonwealth of Virginia, Department of Environmental Quality, for the ownership, operation, development and construction of the Businesses on the Properties, such Consents, licenses, Governmental Authorizations, permits and approvals to be in accordance with all Legal Requirements and satisfactory to Buyer in its sole discretion, with respect to airspace requirements, operating conditions, and any other restrictions or requirements;
(g) Seller shall have caused the Companies to terminate, without liability to such Company or Buyer, all Excluded Contracts, or assign all Excluded Contracts to Seller or any third party;
(h) On or before the Closing, Seller shall file for and obtain in the name of the applicable Company all the necessary Governmental Authorizations from any Governmental Body (collectively the “Approvals”) having jurisdiction over the Properties, or the Businesses, in order for the Permits to be issued to the Company. Seller covenants to use good faith and due diligence to actively pursue the Approvals. Seller shall execute any additional agent authorization documentation and any other document, instrument or certificate specifically required by any Governmental Body to permit the Companies to obtain the Permits and Approvals;
(i) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(h) is satisfied in all respects;

(j) Seller shall have delivered to Buyer a Closing Statement and accompanying loan payoff statements showing any and all Current Seller Liabilities which such Current Seller Liabilities shall be paid and satisfied at or before Closing in accordance with Section 2.4 (the “Closing Statement”), and shall have delivered to Buyer the list of all current Accounts Receivables as contemplated by Section 4.11(c);
(k) Buyer shall have received the resignations, effective as of the Closing, of each officer, director, employee, independent contractor, manager or member of the Companies whom Buyer shall have specified in writing five (5) Business Days prior to Closing;
(l) Seller, Guarantor and certain Related Persons of Seller, including Robert W. Guidry, Charles A. Wilcox, Timothy Webb, and Jeff Kraus shall have executed and delivered to Buyer ~~a~~ non-competition, non-solicitation, and confidentiality agreements that, among other things, prevent~~s~~ Seller, certain of its Related Persons, including Robert W. Guidry, Charles A. Wilcox, Timothy Webb, and Jeff Kraus, and Guarantor from competing with the Buyer and the Companies or the Businesses of the Companies and the business of Buyer within a 100 mile radius of each of the Properties or soliciting customers of the Companies for a period of five (5) years following the Closing Date or from disclosing confidential information regarding the Companies for a period of eight (8) years from the Closing Date. Such agreements shall be substantially in the forms attached hereto as Schedules 6.1(l)(i), 6.1(l)(ii) and 6.1(iii) respectively (the “Restrictive Covenants Agreements”);
(m) If applicable, Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445, stating that Seller is not a “Foreign Person” as defined in Code Section 1445;
(n) Seller shall have delivered to Buyer (i) a copy of the articles of organization of the Companies certified on or soon before the Closing Date by the Clerk of the Virginia State Corporation Commission (or comparable officer), (ii) a certificate of fact for the Companies issued on or soon before the Closing Date by the Clerk of the Virginia State Corporation Commission (or comparable officer) and the Secretary of State (or comparable officer) of each jurisdiction in which the Companies are qualified to do business, (iii) limited liability company records of the Companies and (iv) all other Organizational Documents;
(o) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of the Companies, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) no amendments to the articles of organization or other Organizational Documents of the Companies since Effective Date; and (ii) any resolutions of the members of the Companies relating to this Agreement and the Contemplated Transactions;
(p) Buyer and Robert W. Guidry shall have executed and delivered an Employment Agreement substantially in the form attached hereto as Schedule 6.1(p) (the “Employment Agreement”);
(q) Buyer shall have received a commitment for financing in the form and substance satisfactory to Buyer in its sole discretion;
(r) Seller shall have executed and delivered to Buyer an Assignment of the Membership Interests in the form of Exhibit 6.1(r);
(s) Seller shall have executed and delivered to Buyer a certificate from Seller that the representations and warranties of Seller set forth herein are true and correct as of Closing;
(t) Seller shall have delivered to Buyer an executed landlord’s consent acceptable to Buyer with respect to each lease agreement identified on Schedule 6.1(t); and

(u) all actions to be taken by Seller in connection with Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transaction shall be reasonably satisfactory in form and substance to Buyer.
Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.
(v) Seller shall have delivered to Buyer a certificate of the Manager of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to any resolutions of the Members and Manager of the Seller relating to this Agreement and the Contemplated Transactions.
(w) Seller shall have delivered to Buyer a complete list of the recurring customers of the Businesses, whether or not such recurring customers are bound by a written contract or agreement with the Companies.
(x) CFS Disposal shall have obtained complete and full release from all claims asserted against it in the Andenaur Case (as defined in Schedule 4.20) and an order dismissing all claims against CFS Disposal endorsed by all parties to the Andenaur Case shall have been filed with the Court at Closing.
6.2 Conditions to Obligation of Seller to Close. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
(a) the representations and warranties of Buyer set forth in Section 3.2 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;
(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;
(c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
(d) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;
(e) Buyer shall have executed and delivered the Restrictive Covenants Agreement;
(f) Buyer shall have delivered to Seller (i) a copy of the articles of incorporation of the Buyer certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the State of New York, and (ii) a certificate of good standing for Buyer issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the State of New York;
(g) Buyer shall have delivered to Seller a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying as to any resolutions of the Board of Directors of the Buyer relating to this Agreement and the Contemplated Transactions;

(h) Buyer shall have executed and delivered to Seller a certificate from Buyer that the representations and warranties of Buyer set forth herein are true and correct as of Closing;
(i) Seller shall have been able to obtain an executed landlord’s consent and releases of all guarantees of Seller, Seller’s Related Persons or any other person in effect on the Effective Date with respect to each lease agreement identified on Schedule 6.1(t);
(j) Buyer and Robert W. Guidry shall have executed and delivered the Employment Agreement;
(k) Seller shall have been able to obtain releases of all bond and similar surety obligation guarantees of Seller, Seller’s Related Persons or any other person in effect on the Effective Date with respect to the Properties and the Businesses; and
(l) all actions to be taken by Buyer in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to Seller.
Seller may waive any condition specified in this Section 6.2 if Seller executes a writing so stating at or prior to the Closing.
SECTION 7
INDEMNIFICATION
7.1 Survival. Subject to the provisions of this Section 7 and Section 8, all representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.
7.2 Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Seller and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with:
(a) any breach of, or any inaccuracy in, any representation or warranty made by Buyer (i) in this Agreement, (ii) the Schedules, (iii) the certificates delivered pursuant to Section 6 of this Agreement, or (iv) any other document, writing or instrument delivered by Buyer pursuant to Section 6 of this Agreement;
(b) any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to Section 6 of this Agreement; or
(c) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.
7.3 Indemnification by Seller.
(a) Seller hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Buyer, and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences arising from or in connection with:

(i)           any breach of, or any inaccuracy in, any representation or warranty made by Seller in (A) this Agreement, (B) the Schedules, (C) the certificates delivered pursuant to this Agreement, (D) any transfer instrument delivered by Seller pursuant to Section 6 of this Agreement, or (E) any other certificate, document, writing or instrument delivered by Seller pursuant to Section 6 of this Agreement;
(ii)         any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to Section 6 of this Agreement;
(iii)                   all Current Seller Liabilities;
(iv)           all Current Litigation Matters;

(v) any Liability of the Companies resulting from, caused by, or arising in connection with the termination or assignment of any Excluded Contract;
(vi) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with any Seller in connection with this Agreement or any of the Contemplated Transactions;
(vii) The Retained Liabilities;
(viii) any Indebtedness of the Companies outstanding on the Closing Date and not reflected on Schedule 2.4; and,

(ix)           Adverse Consequences (including costs of cleanup, containment or other Remedial Action) arising out of acts or negligence occurring or conditions existing at or before Closing from or in connection with:
(1) any Environmental, Health and Safety Liabilities arising out of or relating to (A) the conduct of any activity by Seller, the Companies, or their Related Persons, or any employee, contractor, agent or Representative thereof, or relating to the Businesses and Assets, including the Properties, of the Companies; or (B) any Hazardous Materials or other contaminants that were present on the Properties or Assets at any time on or prior to the Closing Date; or
(2) any bodily injury (including illness, disability or death, regardless of when such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Asset, including the Properties, in any way arising from or allegedly arising from (A) any Hazardous Activity conducted by Seller, the Companies or their Related Persons or any employee, contractor, agent or Representative thereof; or (B) from any Hazardous Material that was (1) present on or before the Closing Date on or at the Properties (or present on any other property, if such Hazardous Material emanated from any Property and was present on any Property, on or prior to the Closing Date) or (2) Released by Seller, the Companies or their Related Persons, or any Person, on or at any of the Properties or Assets at any time on or prior to the Closing Date;
provided, however, that Seller shall not be liable to Buyer under this Section 7.3(ix) if (i) such Hazardous Activity or Hazardous Material for which the indemnity claim arises from was not present on any Property on or prior to the Closing Date; and (ii) that Buyer did not materially contribute, directly or indirectly, to the presence of such Hazardous Activity or Hazardous Material on any Property. For purposes of this Section 7.3(viii) only, the burden and expense in obtaining the proof necessary to show the Hazardous Activity or Hazardous Material was present on any Property on or prior to the Closing Date shall be borne by the Buyer.

Buyer, either directly or through the Companies, will be entitled to control any Remedial Action, any Proceeding relating to a claim that any Environmental Law has been violated and any other Proceeding with respect to which indemnity may be sought under this Section 7.3(viii).

7.4 Time Limitations.
(a) Subject to the limitations and other provisions of this Agreement, a Buyer Indemnified Person may only assert a claim for indemnification under Section 7.3 during the applicable period of time (the “Buyer Claims Period”) specified as follows:
(i) with respect to any claim arising out of (A) any breach of, or any inaccuracy in, any representation or warranty contained in Sections 3.1(a), 3.1(b), 3.1(f), 3.1(g), 4.1, 4.2, 4.4 or 4.6 of this Agreement, (B) fraud, willful misrepresentation or willful misconduct, (C) any Current Seller Liability, Retained Liability or any Indebtedness of the Companies outstanding on the Closing Date and not reflected on Schedule 2.4, (D) any Liability for any Current Litigation Matter, or (E) any Liability of the Companies resulting from, caused by, or arising in connection with any Excluded Contracts, the Buyer Claims Period will commence on the date of this Agreement and continue indefinitely;
(ii) with respect to any claim arising out of any breach of, or any inaccuracy in, any representation or warranty contained in Sections 4.22 or 4.24, the Buyer Claims Period will commence on the date of this Agreement and continue for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; and
(iii) with respect to any other indemnification claim (other than any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Seller contained in Section 8, which are subject only to Section 8) made under Section 7.3, the Buyer Claims Period will commence on the date of this Agreement and continue until the date that is eighteen (18) months after the Closing Date;
provided, however, that with respect to any such indemnification claim made under Section 7.3(a)(ii) regarding Seller’s breach of, or failure to perform or comply with, any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Buyer Claims Period will continue for as long as such obligation is outstanding (other than any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Seller contained in Section 8, which are subject to Section 8).
(b) Subject to the limitations and other provisions of this Agreement, a Seller Indemnified Person may only assert a claim for indemnification under Section 7.2 during the applicable period of time (the “Seller Claims Period”) specified as follows:
(i) with respect to any claim arising out of (A) any breach of, or any inaccuracy in, any representation or warranty contained in Sections 3.2(a), 3.2(b), 3.1(e), 3.2(g), 3.2(j) or 3.2(k) of this Agreement, or (B) fraud, willful misrepresentation or willful misconduct, the Seller Claims Period will commence on the date of this Agreement and continue indefinitely;
(ii) with respect to any claim arising out of any breach of, or any inaccuracy in, any representation or warranty contained in Section 3.2(h), or 3.2(i), the Seller Claims Period will commence on the date of this Agreement and continue for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; and
(iii) with respect to any other indemnification claim (other than any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Seller contained in Section 8, which are subject only to Section 8) made under Section 7.2, the Seller Claims Period will commence on the date of this Agreement and continue until the date that is eighteen (18) months after the Closing Date;

provided, however, that with respect to any such indemnification claim made under Section 7.2(b) regarding Buyer’s breach of, or failure to perform or comply with, any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Seller Claims Period will continue for as long as such obligation is outstanding (other than any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Buyer contained in Section 8, which are subject to Section 8).
Notwithstanding anything to the contrary in this Section 7.4, if before 5:00 p.m. (eastern time) on the last day of the applicable Buyer Claims Period or Seller Claims Period, any Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and the basis thereof, including with reasonable supporting details for such claim (to the extent then known), and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.
7.5 Certain Limitations for Indemnity Claims. Neither Buyer nor Seller shall be liable for any claim for indemnification under Section 7.2(a) or Section 7.3(a) until the claiming party has incurred Adverse Consequences totaling Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), whereupon the indemnifying party shall remain liable for all Adverse Consequences incurred by the claiming party up to and including an amount equal to ten percent (10.0%) of the Purchase Price (the “Indemnification Cap”). The Indemnification Cap shall not apply to any claim for Adverse Consequences relating to any of the following:
(a) Seller’s breach of its representations and warranties set forth Sections 3.1(a), 3.1(b), 3.1(f), 3.1(g), 4.1, 4.2, 4.4, 4.6, 4.22 or 4.24;
(b) Buyer’s breach of its representations and warranties set forth Sections 3.2(a), 3.2(b), 3.1(e), 3.2(g), 3.2(h), 3.2(i), 3.2(j) or 3.2(k); or
(c) Adverse Consequences resulting from acts of fraud.
7.6 Payment of Claims. Once an Adverse Consequence is agreed to by the indemnifying Party or finally adjudicated to be payable pursuant to this Section 7, the indemnifying Party shall satisfy its obligations within 15 Business Days of the date of such agreement or the date of such final, non-appealable adjudication by wire transfer of immediately available funds.
7.7 Third-Party Claims.
(a) No later than ten (10) Business Days after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. Such notice by the Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Adverse Consequence that has been or may be sustained by the Indemnified Person. The failure to notify the Indemnifying Person will only relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.
(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 7.7(b) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, or thereafter fails to diligently prosecute the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).
(d) With respect to any Third-Party Claim subject to indemnification under this Section 7: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
(e) With respect to any Third-Party Claim subject to indemnification under this Section 7, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
7.8 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.2(e) or 4.15 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Section 8 hereof) shall be governed exclusively by Section 8 hereof.
7.9 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Legal Requirement.
7.10 Mitigation. Each of the Parties hereto agrees to take all reasonable steps to mitigate their respective Adverse Consequences upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Adverse Consequences that are indemnifiable hereunder.

7.11 Subrogation. Upon making any payment to the Indemnified Person for any indemnification claim pursuant to Section 7, the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Person shall assign any such rights to the Indemnifying Person.
7.12 Escrow. In order to provide a ready fund for the payment to Buyer of amount(s) due from Seller pursuant to this Section 7, the parties hereto hereby agree that $600,000 of the Purchase Price (the “Escrow Amount”) described in Section 2.2(i) shall be placed in escrow at Closing with a national or state bank with trust powers to be mutually agreed upon by Buyer and the Seller prior to Closing (the “Escrow Agent”), which escrow shall be subject to the terms and conditions substantially in the form of the escrow agreement attached hereto and made a part hereof as Exhibit 7.12 (the “Escrow Agreement”). One Hundred Thousand and no/100ths Dollars ($100,000.00) of the Escrow Amount (the “Litigation Escrow”) shall be held by the Escrow Agent and used solely for the purpose of (i) defending against or prosecuting any of the Current Litigation Matters, including payment of attorneys’ fees or other expenses of litigation, or (ii) settling any Current Litigation matter or paying any judgment which may arise under the Current Litigation Matters as more particularly described in the Escrow Agreement. Upon the final resolution of all Current Litigation Matters, any remaining funds making up the Litigation Escrow, if any, shall be promptly paid to Seller in accordance with the terms of the Escrow Agreement.
7.13 Exclusive Remedies. Subject to Section 5.6 and Section 9.11 the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 7 and in Section 8. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliated Groups and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Section 7 and in Section 8. Nothing in this Section 7.13 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraud.
SECTION 8
TAX MATTERS
The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:
8.1           Tax Indemnification. Seller shall indemnify the Companies, Buyer, and each Related Person of Buyer and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (a) any breach of, or any inaccuracy in, any representation or warranty contained in Sections 4.15, (b) all Taxes (or the non-payment thereof) of the Companies for all Taxable periods ending on or before the Closing Date and the portion of any Straddle Period (as defined below) through the end of the Closing Date (“Pre-Closing Tax Period”), and (c) any and all Taxes of any Person (other than the Company) imposed on the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. Notwithstanding the forgoing, Seller shall not be responsible for indemnification of any loss, claim, liability, expense, or other damage attributable to a filing, settlement or other action taken by Buyer without the written Consent of Seller. Seller shall reimburse Buyer for any Taxes of the Companies which are the responsibility of Seller or the Companies pursuant to this Section 8.1 within fifteen (15) business days after payment of such Taxes by Buyer or the applicable Company. Buyer shall indemnify Seller and hold it harmless from and against any loss, claim, liability, expense or other damage attributable to Buyer’s failure to timely file complete and accurate Tax Returns pursuant to Section 8.3. Buyer and the Companies shall indemnify Seller, and each Related Person of Seller and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (a) any breach of, or any inaccuracy in, any representation or warranty contained in Sections 3.2(e), (b) all Taxes (or the non-payment thereof) of the Companies for all Taxable periods ending after the Closing Date and the portion of any Straddle Period following the Closing Date, and (c) any and all Taxes of any Person (other than the Company) imposed on the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring after the Closing.

8.2           Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the applicable Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the applicable Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
8.3           Responsibility for Filing Tax Returns. Seller shall prepare or cause to be prepared at Seller’s cost and file or cause to be filed the income Tax Returns related to a Pre-Closing Tax Period other than a Straddle Period, but shall provide a copy of such return to Buyer at least ten (10) days prior to the filing deadline and give Buyer an opportunity to provide comments with respect to such Tax Returns. Buyer shall prepare or caused to be prepared at Buyer’s cost and file or cause to be filed all other Tax Returns for the Companies which are filed after the Closing Date. With respect to Straddle Period returns, Buyer shall provide Seller a copy in advance of the filing deadline and give Seller an opportunity to provide comments to such return.
8.4           Cooperation on Tax Matters.
(a)           Buyer and its Related Persons and Seller and its Related Persons shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer (and Buyer shall cause the Companies) and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Seller and Buyer shall cause the Companies to, as the case may be, and shall allow the other Party to take possession of such books and records.
(b)           Buyer and Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
8.5           Time Limitation. Notwithstanding anything in this Agreement to the contrary, the provisions contained in Section 3.2(e), 4.15 and this Section 8 shall survive for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) plus 60 days.
8.6           Certain Taxes and Fees. Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, and registration Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at Seller’s own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Related Persons to, join in the execution of any such Tax Returns and other documentation.

8.7           Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Companies, and any amounts credited against Tax to which the Buyer or the Companies become entitled, that relate to Pre-Closing Tax Periods shall be for the account of the Seller, and, so long as no default or deficiency is then due from Seller to Buyer under Section 7 and Section 8, Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.
SECTION 9
MISCELLANEOUS
9.1 Expenses. Each of Buyer and Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transaction, and Seller shall also bear the costs and expenses of the Companies (including all of their legal fees and expenses) in connection with this Agreement and the Contemplated Transactions. Seller shall also bear the costs and expenses incurred solely in connection with the transfer of the Membership Interests to Buyer, if any. Seller shall be responsible for all federal and state income or similar taxes imposed on Seller as a result of the Contemplated Transaction hereby.
9.2 Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and will be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (ii) or (v) hereof, (iv) if sent by Email, on the date sent if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (v) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the Business Day following being so sent:

(a) To Buyer:

Meridian Waste Solutions, Inc.
12540 Broadwell Road, Suite 2104
Milton, Georgia 30004
Attn: Jeffrey Cosman
Email: jsc@jscosinc.com
Phone: (724) 799-4305

with a copy (which will not constitute valid delivery to Buyer) to:
Richard J. Dreger, Attorney at Law, P.C.
11660 Alpharetta Highway
Building 700, Suite 730
Roswell, Georgia 30076
Attn: Richard J. Dreger, Esq.
Email: Rick@rdregerlaw.com
Phone: (678) 566-6901

(b) To Seller:
Waste Services Industries, LLC
c/o LeClairRyan, A Professional Corporation
919 East Main Street
24th Floor
Richmond, Virginia 23219
Attention: John C. Selbach, Esquire
Email: cwilcox@wsillc.com
Phone: (713) 502-7270

with a copy (which will not constitute valid delivery to Seller) to:
LeClairRyan, A Professional Corporation
919 East Main Street
24th Floor
Richmond, Virginia 23219
Attention: John C. Selbach, Esquire
Facsimile: (804) 916-7288
Email: john.selbach@leclairryan.com
and
Peter T. Roselle
800 East Grand Street
Elizabeth, NJ 07201
Email: ptroselle@regional-industries.com
Phone: (908) 436-1966

Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including, without limitation, electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Either Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.
9.3 Waiver. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirement: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
9.4 Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant to Section 6 hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.
9.5 Assignments; Successors; No Third-Party Rights. No Party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written Consent of each other Party, except that Buyer may assign any of its rights hereunder to, and cause all of its obligations hereunder to be assumed by, any Related Person without the Consent of Seller; provided, however, that in the event of such an assignment by Buyer, Buyer shall remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties, including the Guarantors. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 9.5. Notwithstanding anything to the contrary in this Section 9.5 or otherwise, Buyer shall at all times have all rights and remedies granted to Buyer pursuant to Section 5.13 and the Guarantors shall at all times be bound by the provisions of Section 5.13.

9.6 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Body or arbitrator or under any Legal Requirement, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose, intent and commercial effect of such provision and of this Agreement. In any event, the invalidity of any provision of this Agreement or portion of a provision will not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.
9.7 Dates and Times. Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder will be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any Party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (eastern time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next Business Day following such date.
9.8 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction).
9.9 Dispute Resolution; Submission to Jurisdiction; Waiver of Jury Trial.
(a)           Any dispute or difference between or among any of the Parties arising out of or in connection with this Agreement or the Contemplated Transactions, including without limitation any dispute for indemnification under Section 7 or 8, which such Parties are unable to resolve themselves shall be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under Two Hundred Thousand and 00/100 Dollars ($200,000.00) and otherwise before a panel of three (3) arbitrators, which arbitration shall be governed by and enforceable under the Federal Arbitration Act, as supplemented or modified by the provisions of this Section 9.9. The arbitrator(s) will consider the dispute at issue in Richmond, Virginia within one hundred twenty (120) days (or such other period as may be acceptable to the Parties to the dispute) of the designation of the arbitrator. The arbitrator(s) will deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the arbitrating Parties, who will promptly act in accordance therewith. In no event will the arbitrator(s) have the power to award damages in connection with any dispute in excess of actual compensatory damages. In particular, the arbitrator(s) may not multiply actual damages or award consequential, indirect, special or punitive damages, including, without limitation, damages for lost profits or loss of business opportunity. Any award of the arbitrator(s) will be final, conclusive and binding on the arbitrating Parties; provided, however, that any such Party may seek the vacating, modification or correction of the arbitrator(s)’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. §1-14. Any Party to an arbitration proceeding may enforce any award rendered pursuant to the arbitration provisions of this Section 9.9 by bringing suit in any court of competent jurisdiction located in the City of Richmond, Virginia. All costs and expenses attributable to the arbitrator(s) will be allocated between the Parties to the arbitration in such manner as the arbitrator(s) determine to be appropriate under the circumstances. Any Party may file a copy of this Section 9.9 with any arbitrator or court as written evidence of the knowing, voluntary and bargained agreement among the Parties with respect to the subject matter of this Section 9.9.

(b)           SUBJECT TO SECTION 9.9(A) ABOVE, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED IN CONNECTION WITH CLOSING OF THE CONTEMPLATED TRANSACTIONS (THE “TRANSACTION DOCUMENTS”) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF RICHMOND, VIRGINIA OR THE COURTS OF THE COMMONWEALTH OF VIRGINIA LOCATED IN THE CITY OF RICHMOND, VIRGINIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS, OR ANY ARBITRATION PROCEEDING CONDUCTED IN THE CITY OF RICHMOND, VIRGINIA, AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT OR ARBITRATION PROCEEDING THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, OR IN THE CITY OF RICHMOND IN THE CASE OF AN ARBITRATION PROCEEDING, HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).
9.10 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in PDF format will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by electronic mail in PDF format will be deemed to be their original signatures for all purposes.
9.11 Specific Performance. Each Party acknowledges and agrees that each Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that each Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which a Party may be entitled, at law or in equity. In particular, Seller acknowledge that the Businesses of the Companies are unique and recognize and affirm that in the event Seller Breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(See following page for execution signatures)

IN WITNESS WHEREOF, the Parties hereto have executed this Membership Interest Purchase Agreement as of the Effective Date, intending to be legally bound.

MERIDIAN WASTE SOLUTIONS, INC., a New York corporation

By: /s/ Jeffrey S. Cosman
Name: Jeffrey S. Cosman
Title: Chief Executive Officer

WASTE SERVICES INDUSTRIES, LLC, a Delaware limited liability company
By: /s/ Charles A. Wilcox
Name: Charles A. Wilcox
Title: President

AGREED AND ACCEPTED AS TO SECTION 5.13:
WASTE SERVICES INDUSTRIES HOLDINGS, LLC, a Delaware limited
liability company

By: /s/ Charles A. Wilcox
Name: Charles A. Wilcox
Title: Chief Executive Officer

 [Signature Page to Membership Interest Purchase Agreement]

SCHEDULE 1.1(a)
DEFINED TERMS
“Accounts Receivable” means (i) all trade and other accounts receivable and other rights to payment from past or present customers of the Companies, and the full benefit of all security for such accounts or rights to payment, including all trade and other accounts receivable representing amounts receivable in respect of services rendered to customers of the Businesses, and (ii) any claim, remedy or other right related to any of the foregoing.
“Accounts Payable” means all trade and other accounts payable to third parties in connection with the Business that remain unpaid.
“Adverse Consequences” means all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including court costs, reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim. “Adverse Consequences” shall not include any incidental, special, exemplary, multiple (whether of income or any other financial metric), punitive or consequential damages (including diminutions in value or loss of profit or revenue) or any equitable equivalent thereof or substitute therefor, except to the extent actually awarded to a Governmental Authority or other third party.
“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.
“Agreement” has the meaning set forth in the preface.
“Approvals” has the meaning set forth in Section 6.1(h).
“Assets” has the meaning set forth in Section 4.7.
“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.
“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, obligation or agreement, in or of this Agreement or any other Contract, agreement or instrument (whether or not related to this Agreement), or in or of any corporate, Company or partnership organizational document or agreement, any Governmental Authorization, Order or Legal Requirement, or any other breach of any written instrument, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
“Business” or “Businesses” has the meaning set forth in the Background Facts.
“Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the Commonwealth of Virginia are permitted or required by Legal Requirement to be closed.
“Buyer” has the meaning set forth in the preface.

“Buyer Claims Period” has the meaning set forth in Section 7.4(a).
“Buyer Indemnified Persons” has the meaning set forth in Section 7.3.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“CFS Disposal” has the meaning set forth in the Background Facts.
“CFS Group” has the meaning set forth in the Background Facts.
 “Closing” and “Closing Date” has the meaning set forth in Section 2.3.
“Closing Statement” has the meaning set forth in Section 6.1(j).
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” or “Companies” has the meaning set forth in the Background Facts.
“Company Contracts” has the meaning set forth in Section 4.18(a).
“Company Documents” has the meaning set forth in Section 5.1.
“Confidential Information” has the meaning set forth in Section 5.5(a).
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement.
“Contract” means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
“Current Litigation Matters” has the meaning set forth in Section 4.20.
“Current Seller Liabilities” or “Current Seller Liability” has the meaning set forth in Section 2.4.
“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Section 4.
“DuPont Recycle Property” has the meaning set forth in the Background Facts.
“DuPont Recycling Business” has the meaning set forth in the Background Facts.
“Effective Date” has the meaning set forth in the preface.
“Employee Benefit Plan” means all “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by any Company or any other corporation or trade or business controlled by, controlling or under common control with Sellers (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by any Company or any ERISA Affiliate, or with respect to which any Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of any Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).
 “Environment” means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities” means any and all costs, damages, Adverse Consequences, expenses, Liabilities and/or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (i) any environmental, health or safety matter or condition (including on-site or off-site contamination, and/or occupational safety and health regulation of any chemical substance or product), (ii) any fine, penalty, judgment, award, settlement, Proceeding, damages, Adverse Consequence, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law, (iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages, and/or (iv) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. For purposes of this definition, the terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).
“Environmental Law” means any Legal Requirement that requires or relates to (i) advising appropriate Governmental Bodies, employees or the public of any intended Release, actual Release or Threat of Release of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (ii) preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment, (iii) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (v) protecting resources, species or ecological amenities, (vi) reducing to acceptable levels the risks inherent in the transportation of pollutants, Hazardous Materials or other potentially harmful substances, (vii) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention, (viii) making responsible Persons pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or (ix) governing or regulating any Hazardous Activities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with any Company for purposes of Code Section 414.
“Excluded Contracts” has the meaning set forth in Section 5.2.
“Financial Statements” has the meaning set forth in Section 4.11(a).
“GAAP” means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.
“Governmental Authorization” means any zoning approvals, permits (including the Permits), franchise rights, rights-of-way, Consent, license, permission, registration, permit or other right or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.
“Governmental Body” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, county, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, (v) Indian tribal authority, (vi) multinational organization or body, or (vii) official of any of the foregoing.
“Guarantor” has the meaning set forth in Section 5.13.
“Guaranty” has the meaning set forth in Section 5.13.
“Hauling Company Business” has the meaning set forth in the Background Facts.
“Hauling Company Property” has the meaning set forth in the Background Facts.
“Hazardous Activity” means, with respect to any Person (including any Party or the Companies or their Related Persons), the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any Property or other facility or real property owned, leased, operated or otherwise used by such Person or any of its contractors in connection with the conduct of the business of such Person, or from any other asset of such Person, into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property, whether on or off the aforementioned Properties, facilities or other real property, beyond what is authorized by any Environmental Law relating to the business of such Person.
“Hazardous Material” means any substance or material which is or will foreseeably be regulated by any Governmental Body, including any material or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, all of which are included in the Properties.
“Indebtedness” means (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to any Company is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which any Company assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by any Company (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which any Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations any Company assures a creditor against loss, (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the Assets of any Company, (i) any unsatisfied obligation for “withdrawal liability” to a “Multiemployer Plan” as such terms are defined under ERISA, (j) the deficit or negative balance, if any, in any Company’s checking account and (k) any credit card debt.
“Indemnified Person” has the meaning set forth in Section 7.6.
“Indemnifying Person” has the meaning set forth in Section 7.6.
“Insolvent” means being unable to pay debts as they mature, or as obligations become due and payable.
“Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Inspection Period” has the meaning set forth in Section 5.2.
“Insurance Policies” or “Insurance Policy” has the meaning set forth in Section 4.28.
“Intangible Personal Property” means all intangible property used or held for use by any Company, of whatever type or description, including (a) the business as a going concern (b) goodwill of any Company (c) all files, records and correspondence (d) telephone numbers, telecopy numbers (e) all rights in Internet web sites and Internet domain names presently used by Seller or the Companies, and links; (f) all registered and unregistered copyrights in both published works and unpublished works, (g) the “The CFS Group”, “The CFS Group Disposal & Recycling Services”, “RWG5”, “Container First Services”, “CFS”, “Tri-City Regional Landfill”, “TCR”, “Petersburg Landfill”, “Disposal & Recycling Services of Lunenburg”, “Lunenburg Landfill” and “Arena Trucking” names, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications, and (h) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (f) all right, title and interest in and to all Company Documents, Company Contracts, and all Permits, Governmental Authorizations, Approvals, Consents, licenses and other permits and approvals of the Companies.

“Intellectual Property Assets” has the meaning set forth in Section 4.27.
“Knowledge” means
(i) when used to qualify a representation, warranty or other statement of Buyer, the actual knowledge that management (consisting of Buyer’s officers and directors) of the Buyer actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and the knowledge that the management of the Buyer could reasonably be expected to have after having conducted a reasonable inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement.
(ii) when used to qualify a representation, warranty or other statement of Seller or any Company, the actual knowledge Robert W. Guidry, Charles A. Wilcox, Timothy Webb or Kim Fairbanks has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and the knowledge that such individuals could reasonably be expected to have after having conducted a reasonable inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement.
“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
“Liability” means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes.
“Lien” means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with GAAP.
“Lunenburg Landfill” has the meaning set forth in the Background Facts.
“Lunenburg Property” has the meaning set forth in the Background Facts.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Businesses, Assets, condition (financial or otherwise), operating results, or operations of the Companies, taken as a whole, including the ability for the Companies to own, construct, operate and develop the Assets and the, the transfer or issuance to any Company, if applicable, of any Permit, Consent, Governmental Authorization, license or other permit or approval contemplated by this Agreement, or on the ability of Seller consummate timely the Contemplated Transactions (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which any of the Companies operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.5, Section 4.3 and Section 6.1; (vi) any changes in applicable Legal Requirements or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on any Company compared to other participants in the industries in which such Company conducts its businesses.
“Membership Interests” has the meaning set forth in Section 2.1.
“Most Recent Financial Statements” has the meaning set forth in Section 4.11(a).
“Most Recent Fiscal Month End” has the meaning set forth in Section 4.11(a).
“Most Recent Fiscal Year End” has the meaning set forth in Section 4.11(a).
“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
 “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (ii) does not require authorization by the board of directors, owners, shareholders, interest holders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person).

“Organizational Documents” means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (iii) any operating agreement, partnership agreement, shareholder agreement or similar agreement and (iv) any amendment to any of the foregoing.
“Party” or “Parties” has the meaning set forth in the preface.
“Permits” has the meaning set forth in Section 4.12(a).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock holding company, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity or Governmental Body (or any department, agency, or political subdivision thereof).
“Petersburg Landfill” has the meaning set forth in the Background Facts.
“Petersburg Property” has the meaning set forth in the Background Facts.
“Pre-Closing Tax Period” has the meaning set forth in Section 8.1.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.
“Property” or “Properties” has the meaning set forth in the Background Facts together with all buildings, structures, Improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights together with all Permits).
“Purchase Price” has the meaning set forth in Section 2.2.
“Real Property Laws” has the meaning set forth in Section 4.16(c).
“Real Property Lease” means (i) any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the Improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof or (ii) any lease or rental agreement pertaining to the occupancy of any improved space on any real property.
“Related Person” means:
(i) with respect to a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii) with respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director or officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; and (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
(iii) For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (i) to clean up, remove, treat or in any other way address any Hazardous Material or other substance, (ii) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment, (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) to bring the Properties and the operations conducted (or to be conducted) thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Restrictive Covenants Agreement” has the meaning set forth in Section 6.1(l).
“Retained Liabilities” has the meaning set forth in Section 2.4.
“RWG5” has the meaning set forth in the Background Facts.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meanings set forth in the preface.
“Seller Claims” has the meaning set forth in Section 5.12
“Seller Claims Period” has the meanings set forth in Section 7.4(b).

“Seller Indemnified Persons” has the meaning set forth in Section 7.2.
“Seller Releasing Parties” has the meaning set forth in Section 5.12.
“Straddle Period” has the meaning set forth in Section 8.2.
“SWDA” has the meaning set forth in Section 4.25.
“Tangible Personal Property” means all tangible personal property used or useful in the Businesses, including all machinery, equipment, scales, compactors, containers, bailers, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of every kind owned or leased by the Companies (wherever located and whether or not carried on the books of the Companies or Seller), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party Claim” means any claim, issuance of any Order or the commencement of any Proceeding by any Person who is not a Party to this Agreement, including a Related Person of a Party, any domestic or foreign court, or Governmental Body.
“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Transfer Station” has the meaning set forth in the Background Facts.

“Transfer Station Property” has the meaning set forth in the Background Facts.

“WARN” has the meaning set forth in Section 4.21.